SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

THE COOPER COMPANIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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February 4, 2022

Dear Stockholder:

You are cordially invited to join us at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of The Cooper Companies, Inc. (the “Company” or “Cooper”), which will be held at 8:00 a.m. (Pacific time) on March 16, 2022 at our corporate headquarters at 6101 Bollinger Canyon Road, Suite 500, San Ramon, California.

At the Annual Meeting we will ask our stockholders to vote on the proposals detailed in our Proxy Statement and related materials. We will be providing access to our proxy materials electronically under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, beginning on or about February 4, 2022, we are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to many of our stockholders instead of a paper copy of this Proxy Statement and our 2021 Annual Report on Form 10-K (the “Annual Report”). This approach conserves natural resources and reduces our printing and distribution costs, while providing a timely and convenient method of accessing the materials and voting.

The Notice contains instructions on how to access our materials through the internet and also contains instructions on how to receive a paper copy of our proxy materials, including the Proxy Statement, our 2021 Annual Report, and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote by proxy by following the instructions on the proxy card or voting instruction card. Voting may be done over the internet, by telephone, or by mail (if you received paper copies of the proxy materials). Voting by proxy will ensure your representation at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Robert S. Weiss

Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

THE COOPER COMPANIES, INC.

6101 Bollinger Canyon Road, Suite 500

San Ramon, CA 94583

Meeting Date:	Wednesday, March 16, 2022

Meeting Time:	8:00 a.m. (Pacific time)

Location:	CooperCompanies Headquarters 6101 Bollinger Canyon Road, Suite 500 San Ramon, California 94583

Admission:	All stockholders are cordially invited to attend the Annual Meeting in person.

Agenda:

1.   Elect eight directors to our Board.

2.   Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2022.

3.   Hold an advisory vote on the compensation of our Named Executive Officers.

4.   Transact any other business that may properly come before the meeting.

Stockholders of record at the close of business on Thursday, January 20, 2022, or their legal proxy holders, will be entitled to vote at the Annual Meeting.

On or about February 4, 2022, we will mail either (1) a Notice of Internet Availability of Proxy Materials (the “Notice”) or (2) a copy of this Proxy Statement and our Annual Report for the fiscal year ended October 31, 2021. The Notice will also contain instructions on how to request a paper copy of our proxy materials.

You may vote by following the instructions on the Notice or by using the proxy card accompanying the paper copy of materials. If phone or internet voting is available to you, instructions will be included on your proxy card.

YOUR VOTE IS IMPORTANT TO US. Regardless of whether you plan to attend the Annual Meeting, we encourage you to vote your shares as soon as possible to ensure that your vote is recorded. We look forward to your participation.

By Order of the Board of Directors

Mark J. Drury

Vice President, General Counsel, and Secretary

Dated: February 4, 2022

2022 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, March 16, 2022 at 8:00 a.m. (Pacific time)

Location:	6101 Bollinger Canyon Road, Suite 500 San Ramon, California 94583

Notice Mailing Date:	February 4, 2022

Record Date:	January 20, 2022

This Proxy Statement is presented on our behalf by order of the Board of Directors. It contains information about our Company and the proposals to be presented at the Annual Meeting.

Throughout this Proxy Statement, we may also refer to various documents that are available on our website. The content posted on, or accessible through, our website is not incorporated by reference into this Proxy Statement or any of our filings with the SEC and may be revised by us (in whole or in part) at any time and from time to time.

We have also furnished our Annual Report to all stockholders of record. The Annual Report contains our financial statements for the fiscal year ended October 31, 2021 and other useful information, but it is not part of the materials for the solicitation of proxies.

WE STRONGLY ENCOURAGE YOU TO VOTE.

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Proposals to Be Presented at the Annual Meeting

Proposal 1 – Election of Eight Directors		PAGE 49

BOARD RECOMMENDATION:	✓ FOR EACH DIRECTOR
VOTE REQUIREMENT:	MAJORITY OF VOTES CAST

You are being asked to vote on the election of the eight directors listed below. Each director nominee is elected annually. Additional information about all current directors and selection of nominees can be found beginning on page 3.

			Committee Memberships
Name	Director Since	Age	Audit	Corp.Gov. & Nom.	Org. & Comp.	Indep.	Other Public Boards
Robert S. Weiss (Chair)	1996	75				✓	--
William A. Kozy (Lead Director)	2016	70		❖	◆	✓	1
Colleen E. Jay	2016	59		◆	❖	✓	1
Jody S. Lindell	2006	70	◆	◆		✓	--
Teresa S. Madden	2020	65	❖		◆	✓	1
Gary S. Petersmeyer	2013	74	◆		◆	✓	--
Maria Rivas, M.D.	2021	58	◆	◆		✓	--
Albert G. White III (CEO)	2018	52					--

✓ – Independent	❖– Committee Chair			◆– Committee Member

Proposal 2—Ratification of KPMG LLP		PAGE 58

BOARD RECOMMENDATION:	✓ FOR
VOTE REQUIREMENT:	MAJORITY OF VOTES CAST

The Audit Committee has appointed the firm of KPMG LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending October 31, 2022. You are being asked to ratify this appointment.

Proposal 3—Advisory Vote on Executive Compensation	PAGE 60

BOARD RECOMMENDATION:	✓ FOR
VOTE REQUIREMENT:	MAJORITY OF VOTES CAST

You are being asked to vote, on an advisory basis, on the compensation of the following Named Executive Officers (“NEOs”). Information regarding our compensation practices and the compensation of our NEOs in the 2021 fiscal year can be found below in our Compensation Discussion & Analysis starting on page 19.

Name	Title

Albert G. White III	President & Chief Executive Officer

Brian G. Andrews	Executive Vice President, Chief Financial Officer & Treasurer

Daniel G. McBride	Executive Vice President & Chief Operating Officer / President, CooperVision, Inc.

Holly R. Sheffield	President, CooperSurgical, Inc.

Agostino Ricupati	Senior Vice President, Finance & Tax / Chief Accounting Officer

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OUR BOARD OF DIRECTORS

			Committee Memberships
Current Directors	Director Since	Age	Audit	Corporate Governance & Nominating	Organization & Compensation	Independent	Other Public Boards

Robert S. Weiss (Chairman)	1996	75				✓	--

William A. Kozy (Lead Director)	2016	70		❖	◆	✓	1

Colleen E. Jay	2016	59		◆	❖	✓	1

Jody S. Lindell	2006	70	◆	◆		✓	--

Teresa S. Madden	2020	65	❖		◆	✓	1

Gary S. Petersmeyer	2013	74	◆		◆	✓	--

Maria Rivas, M.D.	2021	58	◆	◆		✓

Albert G. White III (CEO)	2018	52					--

✓ – Independent                    ❖– Committee Chair                 ◆ – Committee Member

Board Leadership

We maintain separate positions for the Chairman and Chief Executive Officer (CEO). We also maintain an independent Lead Director position. We feel this division provides a balance between the independence of our directors and the experience of our officers. Our current Chairman has significant business experience with the Company, but has also been affirmatively determined to be independent by our Board. We feel that maintaining a separation between the Chair and the CEO provides for strong, knowledgeable leadership of the Board separate from the CEO’s immediate, day-to-day involvement with the Company.

Board Independence	All of our directors, except Mr. White, have been determined by the Board to be independent.

Director Independence

In making determinations regarding independence, the Board considers the objective requirements for independence set forth by the New York Stock Exchange (“NYSE”) and the SEC. The Board has confirmed that each independent director has no relationship to the Company, either directly or indirectly, other than as a stockholder of the Company or through their service on the Board. The Board and its committees conduct regular self-evaluations and review director independence and committee composition to ensure continued compliance with applicable regulations.

Additionally, under our Corporate Governance Principles, directors are not permitted to serve on the boards of more than two other public companies while they serve on our Board; provided, that the Board may make exceptions to this standard as it deems appropriate in the interest of our stockholders. We do not limit service on private company boards of directors or with non-profit organizations. The Board considers these affiliations

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and professional relationships on a case by case basis to ensure there are no conflicts of interest with the Company or other factors that would impair the relevant Non-Employee Director’s independence from the Company.

Director Nomination Process

The Corporate Governance & Nominating Committee (the “CGNC”) is responsible for identification and recommendation of qualified candidates to present to the Board for consideration as director nominees. As part of this responsibility, the CGNC annually considers the size, composition, diversity, and responsibilities of the Board. The CGNC considers the background and skills of the current board members, the needs of the Board, and the qualifications of any potential candidates prior to making recommendations regarding nominations.

Stockholder nominations must be received on a timely basis and meet the criteria set forth below and in the information on Stockholder Proposals and Nominations for Director on page 65.

Criteria for Nominees

The CGNC has set minimum criteria which must be met by any director candidate as follows:

(1)	meet the objective independence requirements set forth by the SEC and NYSE (other than executive nominees),

(2)	exhibit strong personal integrity, character, and ethics, and a commitment to ethical business and accounting practices,

(3)	demonstrate an understanding of, and commitment to, good governance practices and the fiduciary responsibilities expected of a director,

(4)	have an appropriate educational background and significant business or professional experience,

(5)	not serve on more than two other public company boards,

(6)	not be involved in on-going litigation with Cooper or be employed by an entity which is engaged in such litigation, and

(7)	not be the subject of any on-going criminal investigations, including investigations for fraud or financial misconduct.

The CGNC also considers whether a candidate has any special expertise, skills, or background that would be of particular benefit to the Company and whether a candidate’s background or qualifications will strengthen the overall diversity of the Board. The CGNC seeks candidates who demonstrate an understanding of financial statements and financial matters, offer business and managerial experience that will complement the experience of current directors, and provide additional depth of knowledge in areas that will benefit the Board in its oversight of our business.

Diversity and Inclusion

In addition to these minimum standards, the CGNC believes it is important to have directors from various backgrounds and professions in order to ensure that the Board has a wealth of experiences to inform its decisions. Consistent with this philosophy, the CGNC is committed to including in each search, candidates who reflect diverse backgrounds, including, but not limited to, diversity of gender and race.

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Half of our directors are women.	Gender Diversity

Ethnic Diversity	We are committed to including candidates who reflect diverse backgrounds in each director search.

Board Refreshment

The Board has not adopted formal term limits or retirement age requirements, as it believes these are arbitrary and limit the ability to retain directors with valuable experience and company knowledge. However, the Board is committed to refreshment of the board of directors on a regular basis to ensure a balance of new ideas with experienced leadership.

In furtherance of this commitment, the Board has worked actively to develop internal policies and practices to ensure regular refreshment of appointments, and the CGNC has developed a succession planning framework to ensure continued refreshment of Board appointments.

Three of our current directors joined the Board within the past five years, and over half of our directors have served for no more than ten years. The Board views this as a meaningful advancement of its efforts to refresh its membership and expects to continue these efforts going forward.

We are committed to refreshment of the board of directors on a regular basis to ensure a balance of new ideas with experienced leadership.	Tenure

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Board Committees

The Board currently maintains three standing committees as described below. Committee membership is determined by the Board and reviewed regularly. As required by the SEC and NYSE, all members of our Audit Committee, Corporate Governance & Nominating Committee, and Organization & Compensation Committee are independent directors. At the Board’s discretion, other committees may include directors who have not been determined to be independent.

Each committee maintains a written charter detailing its authority and responsibilities. These charters are updated periodically as legislative and regulatory developments and business circumstances warrant.

Our committee charters are available in their entirety on our website at http://investor.coopercos.com/corporate-governance.

The Audit Committee provides advice with respect to our financial matters and assists the Board in fulfilling its oversight responsibilities regarding: (i) the quality and integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) review of our potential risk factors, (iv) the qualifications, independence, and performance of the independent registered public accounting firm serving as auditors of the Company, (v) retention and engagement of the independent registered public accounting firm, and (vi) the performance of the Company’s Internal Audit function and internal controls. The Audit Committee advises and makes recommendations to the Board regarding our financial, investment, and accounting procedures and practices.

The Organization & Compensation Committee (the “OCC”) reviews and approves all aspects of the compensation paid to our Chief Executive Officer and our executive officers as defined by Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Members of the OCC are not eligible to participate in any of our executive compensation programs.

The OCC also approves the composition of our peer group for comparative compensation review, approves all awards under our equity and non-equity incentive bonus plans, monitors our retirement programs, and has approval authority for agreements providing for the payment of benefits following a change in control of the Company. The OCC also oversees succession planning, diversity & inclusion objectives, and management development programs designed to strengthen our internal pool of candidates for executive level positions and promote mentoring of senior level employees.

The Corporate Governance & Nominating Committee (the “CGNC”) develops, implements, and maintains the corporate governance standards by which we conduct business, and advises and makes recommendations to the Board concerning our primary governance policies. The CGNC meets with the Chief Executive Officer and senior corporate staff as it deems appropriate to fulfill its obligations with regard to our corporate governance standards. The CGNC also performs the functions described under Director Nomination Process on page 4 and has oversight for our Environmental, Social and Governance (“ESG”) initiatives as discussed in more detail on page 9.

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Meetings

The Board and its committees met as follows during our most recent fiscal year:

Number of Meetings

Board of Directors	6

Audit Committee	7

Organization & Compensation Committee	6

Corporate Governance & Nominating Committee	4

The Non-Employee Directors hold executive sessions in connection with regular meetings of the Board and more often as they deem appropriate. Either Mr. Weiss, as Chair, or Mr. Kozy, as Lead Director, presides over executive sessions.

During the 2021 fiscal year, each director attended all of the board meetings and meetings of committees on which the director served. Currently we do not maintain a formal policy regarding director attendance at the Annual Meeting. Due to COVID-19 limitations, Mr. White was the only director that attended the 2021 Annual Meeting.

Board of Directors’ Role in Risk Oversight

General

Our Board of Directors recognizes the importance of appropriate oversight of potential business risks in running a successful operation and meeting its fiduciary obligations to our business and our stockholders. While our management team has responsibility for the day-to-day assessment and management of potential business risks, the Board maintains responsibility for ensuring an appropriate culture of risk management and setting the proper “tone at the top.”

In this function, the Board, directly and through its committees, takes an active role in overseeing our aggregate risk potential and in assisting management with addressing specific risks, including competitive, legal, regulatory, operational, and financial risks. Each committee of the Board regularly reviews risks related to its area of focus and management’s Global Risk Committee provides updates to the Board and Audit Committee regarding key business risks and management efforts to mitigate identified risks.

Cybersecurity Risks

The Audit Committee monitors our information security programs and receives updates at least quarterly from management on matters related to cybersecurity incidents. Our IT leadership also provides a detailed, in-person update to the Committee annually. This update includes a discussion of significant threats to our systems, risk mitigation strategies, program assessments, planned improvements, and status of information security initiatives.

We have adopted the CIS Controls Framework to identify, prioritize, and measure our cybersecurity controls and defenses. Our information security program includes:

•	Policies and routine security awareness training,

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•

Identification and remediation of information security risks and vulnerabilities in our IT systems, including regular scanning of both internal and externally facing systems and annual third-party penetration testing,

•	Implementation of security technologies that are able to identify and assist in containing and remediating malware risks,

•	Active monitoring of logs and events for our network perimeter and internal systems,

•	Due diligence of information security programs for third-party vendors that handle sensitive data, and

•	Testing of incident response procedures.

We also maintain a cyber insurance policy that provides coverage for security breach recovery and response.

Risk and Compensation

The OCC regularly reviews and assesses the possible risks related to our compensation programs. Based on this assessment, the OCC has concluded that the structure of our compensation programs does not create unreasonable risk or the likelihood of a material adverse impact on the Company.

In making this determination, the OCC considered possible compensation-based risks and means by which potential risks may be mitigated, including through the operation of our internal control structure and the Committee’s oversight. The OCC also considered the structure of our compensation programs, including:

•	The use of a combination of short- and long-term compensation programs to create a balanced mix of pay components for our executives,

•	Equity ownership guidelines for our senior executives to strengthen the connection between executive and stockholder interests,

•	Capped bonus targets and a robust compensation recovery (“clawback”) policy to reduce the risk that executives would be motivated to maximize performance in a specific period over long-term goals, and

•	Double-trigger change-in-control provisions in employment agreements with our NEOs to prevent guaranteed payouts (see Potential Payments on Termination on page 43).

Management Succession Planning

At least annually, and more often as deemed appropriate, the OCC meets with management to discuss succession plans for our executive management, including our Chief Executive Officer. Succession plans are designed to allow for an orderly transition of top executive posts either in the ordinary course of business or in response to emergency situations. Management develops and presents plans for identification, mentoring, and continuing development of potential internal candidates for executive leadership positions. The Committee provides oversight, input, and recommendations with regard to the criteria to be used for identification of potential candidates for succession to leadership positions. The Committee also meets with individual members of management occasionally throughout the year to assess leadership development within the executive team.

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CORPORATE GOVERNANCE

We have an ongoing commitment to good governance and business practices. In furtherance of this commitment, we regularly monitor developments in the area of corporate governance and review our policies and practices in light of such developments. We seek to comply with the rules and regulations promulgated by the SEC and the NYSE and implement other corporate governance practices we believe are in the best interest of the Company and its stockholders.

In keeping with this commitment:

•	All members of our Board are independent, other than Mr. White (our Chief Executive Officer),

•	All members of the committees of our Board are independent,

•	Board members stand for re-election annually and our corporate Bylaws include a majority voting standard for the election of our directors,

•	Our Bylaws include proxy access provisions,

•	The Board is active in oversight of risk and risk management,

•	We do not maintain a stockholder rights plan (“poison pill”), and

•	We are committed to corporate social responsibility and sustainability.

Additionally, we maintain various corporate policies, discussed in more detail below, that reflect our dedication to good governance. We believe that the policies and practices currently in place enhance our stockholders’ interests.

Environmental, Social and Governance (“ESG”) Initiatives

We believe that conducting business in a socially and environmentally responsible manner is important to our long-term success and the future of our planet. Recognizing the significant impact that ESG issues have on our ability to achieve sustainable growth, we are expanding existing initiatives and actively developing new projects to make sustainability and corporate responsibility a key focus of our business.

To better support these initiatives from the top down, our Board has increased the frequency of ESG discussions at its meetings and the Corporate Governance & Nominating Committee has added oversight responsibility for ESG matters to its charter. In this capacity, the Committee has general oversight authority for our overall ESG strategy, but specific topics continue to be overseen by other committees as appropriate, including cybersecurity oversight by the Audit Committee and human capital management review by the Organization & Compensation Committee. The role of the Board and Committees is discussed in more detail above.

We also launched our inaugural ESG Report in June 2021. The report is designed to provide better transparency regarding our ESG efforts, and it can be found on our public website at https://www.coopercos.com/esg-report-2020/. We encourage you to read the report for information regarding our ESG initiatives, activities in furtherance of our commitment to the United Nations Sustainable Development Goals, diversity and inclusion efforts and human capital management, and commitments to data privacy and security.

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Highlights from the report include:

•	We updated and relaunched our Code of Conduct in June 2021 – more information on the new Code of Conduct is included below and on our website.

•	Mr. White signed the CEO Action for Diversity & Inclusion™ Pledge.

•

We maintain a Global Inclusion Council comprised of senior leaders to advance our culture of diversity and inclusion, and we launched three employee resource groups during fiscal 2021 for employees of African Descent, the Women’s Impact Network, and CooperPride.

•

We were certified as a Great Place to Work in the U.S. (for the fourth consecutive year) and recognized by Fortune as one of the Top 10 Best Large Workplaces in Manufacturing and Production in the U.S. for a second time.

•	Our clariti® 1 day contact lens product is the first net plastic neutral contact lens in the U.S..

•	We achieved LEED® Silver certification of our global manufacturing facility in Puerto Rico, one of six facilities that are LEED® or BREEAM® certified.

•	We are sourcing 100% renewable electricity in all key facilities in New York and the United Kingdom.

In addition to our ESG Report, additional information regarding our corporate responsibility initiatives can be found on our website at http://www.coopercos.com/corporate-responsibility.

Although we encourage our stockholders to review the information in our ESG Report and on our website, the contents of the report and website are not deemed filed with the SEC and are not incorporated by reference into any filing by Cooper under the Exchange Act, including this Proxy Statement.

Corporate Governance Policies

Corporate Governance Principles

We maintain a set of Corporate Governance Principles which specify our standards for director qualifications, director responsibilities, Board committees, director access to our executive officers and employees, director orientation and continuing education, and performance evaluations of the Chief Executive Officer and of the Board and its committees. The Principles also address compensation and stock ownership requirements for our Non-Employee Directors (discussed in more detail in the section on Director Compensation starting on page 45). The Principles are available in their entirety on our website at http://investor.coopercos.com/corporate-governance.

Code of Conduct

Our updated Code of Conduct was adopted in June 2021 and supersedes and replaces our former Ethics & Business Conduct Policy. We designed the Code of Conduct (the “Code”) to reflect current best practices, enhance and expand on the Company’s understanding of ethical business practices, elaborate on certain topics such as human rights, diversity, inclusion, and equality, and promote awareness of ethical issues that may be encountered in carrying out an employee’s or director’s responsibilities.

We have designed the Code to provide guidance regarding compliance with laws, regulations, and Company policies and we regularly communicate with employees regarding the Code to ensure familiarity and awareness. The Code applies to all of our employees, executive officers, and non-employee directors, including our Chief Executive Officer and Chief Financial Officer, and we require that employees annually certify their agreement to abide by the policy.

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The Code provides guidance for employees on multiple topics, including: (i) conflicts of interest, (ii) the protection and proper use of Company assets, (iii) relationships with customers, suppliers, competitors, and associates, (iv) government relations and anti-corruption regulations, and (v) compliance with laws and regulations, including laws and regulations relating to insider trading, equal employment opportunity, harassment, and health and safety. We have also added content regarding preventing fraud and money laundering, use of social media, promoting human rights, diversity and equity, and our commitment to environmental and social initiatives. Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.

The Code has been translated into multiple languages to facilitate readability and all employees receive a copy of the Code both at their date of hire and annually. The Code is also posted on our internal web pages for ease of access and is available in its entirety on our website at https://investor.coopercos.com/ethics-compliance.

Amendments to the Code, and any waivers from the Code granted to directors or executive officers, will be made available through our website. As of the date of this Proxy Statement, no waivers have been requested or granted, and adoption of the new Code did not result in any explicit or implicit waiver of any provision of the Ethics & Business Conduct Policy that was in effect prior to the adoption of the Code.

Stock Trading Policy: Hedging & Pledging

We have implemented a Stock Trading Policy that applies to senior executives, including our NEOs and all members of the Board of Directors. Under this Policy, trading in Company securities is prohibited except during specifically designated windows. Additionally, executives and members of the Board are prohibited from engaging in various trading practices which would suggest speculation in our securities, including short sales, puts, calls, forward sales, equity swaps, or other hedging transactions. Our policy does permit executives and members of the Board to pledge securities as collateral, but only upon prior notice to, and approval from, the Company.

Procedures for Handling Accounting Complaints

The Audit Committee has established procedures for receipt and handling of potential complaints we may receive regarding accounting, internal accounting controls, or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. In furtherance of this goal, we have established a confidential reporting system managed by an independent third-party vendor through which employees may report concerns about our business practices. The reporting system provides both a telephone hotline and online reporting options in multiple languages.

Related Party Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants. The Company’s legal and governance staff is primarily responsible for monitoring and obtaining information from the directors and executive officers with respect to related party transactions and for then determining, based on the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction.

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Management reports related party transactions to the Corporate Governance & Nominating Committee in accordance with written policy and the Committee reviews and approves (or ratifies) all transactions between the Company and related parties that are required to be disclosed under SEC rules.

Under this policy, certain transactions have been deemed by the Committee to be pre-approved or ratified even if the aggregate amount involved exceeds thresholds that would otherwise require disclosure as follows:

•	Compensation paid for service as a Non-Employee Director or executive officer of the Company,

•	Transactions with other companies where the related person’s only relationship is as a director and/or beneficial owner of less than 10% of that company’s equity interests,

•

Transactions where the related person’s only interest arises from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (such as payment of regular dividends or stock splits),

•	Transactions between parent and subsidiary entities within the Company’s subsidiary structure, joint ventures, equity investments, and limited liability entities,

•	Transactions where the rates or charges are regulated by law or government authority, and

•	Transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

KPMG LLP, as our independent registered public accounting firm, reviews our controls around the identification and reporting of related party transactions as required by current accounting and auditing standards.

We have determined that there were no material related party transactions during the 2021 fiscal year.

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OWNERSHIP OF THE COMPANY

Principal Securityholders

The following table contains information regarding all individuals or groups who have advised us that they own more than five percent (5%) of the outstanding shares of our common stock. Information is presented as of the Record Date.

Name & Address of Beneficial Owner	Aggregate # of Shares Beneficially Held	Percentage of Shares

The Vanguard Group, Inc. (1) 100 Vanguard Blvd. Malvern, PA 19355	5,556,008	11.310%

T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, MD 21202	3,949,277	8.000%

BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10022	3,854,015	7.800%

Generation Investment Management (4) 20 Air Street, 7th Floor London, United Kingdom W1B 5AN	3,107,403	6.300%

(1)

Based on information disclosed in a Schedule 13G/A filed by The Vanguard Group, Inc. on February 8, 2021. The Vanguard Group beneficially owns and has the sole power to dispose of or direct the disposition of 5,336,706 of these shares and has the shared power to dispose of or direct the disposition of 219,302 of these shares and has the shared power to vote 83,869 of these shares.

(2)

Based on information disclosed in a Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 16, 2021. T. Rowe Price Associates beneficially owns and has the sole power to dispose of or direct the disposition of all 3,949,277 of these shares and has the sole power to vote or to direct the vote of 1,376,877 of these shares.

(3)

Based on information disclosed in a Schedule 13G/A filed by BlackRock, Inc. on January 28, 2021. BlackRock, Inc., directly and through its subsidiaries, beneficially owns, and has the sole power to dispose of or direct the disposition of all 3,854,015 of these shares and has the sole power to vote or direct the vote of 3,350,017 of these shares.

(4)

Based on information disclosed in a Schedule 13G filed jointly by Generation Investment Management LLP (“GIM”), Generation Investment Management US LLP (“GIM US”), Generation IM Fund PLC (“GIM Fund”), and Generation IM Global Equity Fund LLC (“GIM Global”) on February 14, 2021. Based on the information disclosed in the filed Schedule 13G/A:

a.

GIM beneficially owns 1,528,921 shares, comprising 3.1% ownership, and has the sole power to dispose of or direct the disposition of 11,205 of these shares and the shared power to dispose of or direct the disposition of 1,517,716 of these shares. GIM has the sole power to vote or to direct the vote of 11,205 of these shares and the shared power to vote or direct the vote of 1,517,716 of these shares.

b.

GIM US beneficially owns 743,643 shares, comprising 1.5% ownership, and has the shared power to dispose of or direct the disposition of all 743,643 of these shares and the shared power to vote or to direct the vote of all 743,643 of these shares.

c.

GIM Fund beneficially owns 449,403 shares, comprising 0.9% ownership, and has the shared power to dispose of or direct the disposition of all 449,403 of these shares and the shared power to vote or direct the vote of all 449,403 of these shares.

d.

GIM Global beneficially owns 385,436 shares, comprising 0.8% ownership, and has the shared power to dispose of or direct the disposition of all 385,436 of these shares and the shared power to vote or direct the vote of all 385,436 of these shares.

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Securities Held by Insiders

The following table contains information regarding ownership of our common stock by each of our directors, the executives named in the Summary Compensation Table, and all of the current directors and executive officers as a group. The figures in this table represent sole voting and investment power except where otherwise indicated.

	Common Stock Beneficially Owned as of January 20, 2022

Name of Beneficial Owner	Number of Shares	Percentage of Shares

Brian G. Andrews (1)	37,618	*

Colleen E. Jay (2)	6,413	*

William A. Kozy (3)	6,683	*

Jody S. Lindell (4)	28,884	*

Teresa S. Madden	356	*

Daniel G. McBride (5)	133,261	*

Gary S. Petersmeyer (6)	4,536	*

Agostino Ricupati (7)	16,117	*

Maria Rivas, M.D.	-	*

Holly R. Sheffield (8)	32,700	*

Robert S. Weiss (9)	321,247	*

Albert G. White III (10)	227,139	*

All current directors and executive officers as a group (13 persons)	817,151	1.7%
*	Less than 1% ownership.

(1)	Includes 34,223 shares which Mr. Andrews could acquire upon the exercise of currently exercisable stock options.
(2)	Includes 1,766 shares which Ms. Jay could acquire upon the exercise of currently exercisable stock options.
(3)	Includes 1,766 shares which Mr. Kozy could acquire upon the exercise of currently exercisable stock options.
(4)

Includes 9,091 shares which Ms. Lindell could acquire upon the exercise of currently available stock options; all of Ms. Lindell’s exercisable options are held by estate planning trusts in which Ms. Lindell maintains 50% or greater control.

(5)	Includes 99,026 shares which Mr. McBride could acquire upon the exercise of currently exercisable stock options.
(6)

Includes 3,064 shares which Mr. Petersmeyer could acquire upon the exercise of currently available stock options; all of these exercisable options are held by an estate planning trust in which Mr. Petersmeyer maintains 50% or greater control.

(7)	Includes 14,578 shares which Mr. Ricupati could acquire upon the exercise of currently exercisable stock options.
(8)	Includes 28,398 shares which Ms. Sheffield could acquire upon the exercise of currently exercisable stock options.
(9)	Includes 178,177 shares which Mr. Weiss could acquire upon the exercise of currently exercisable stock options.
(10)	Includes 185,709 shares which Mr. White could acquire upon the exercise of currently exercisable stock options.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board in December 2003 and most recently amended in March 2017. The Audit Committee’s charter is available in its entirety on our website at http://investor.coopercos.com/corporate-governance.

Our Board has determined that all members of the Audit Committee are independent directors and are financially literate as required by the NYSE. Our Board has also determined that Ms. Lindell and Ms. Madden each meet the qualifications of an audit committee financial expert as defined by the SEC.

The Audit Committee’s primary duties and responsibilities relate to:

•	The reliability and integrity of our accounting policies and financial reporting and financial disclosure practices,
•	Establishment and maintenance of processes by management to assure that an adequate and effective system of internal controls exists within the Company, and
•	Engagement, retention, and termination of our independent registered public accounting firm.

The Audit Committee provides advice with respect to our financial matters and assists the Board in fulfilling its oversight responsibilities regarding: (i) the quality and integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) review of our potential risk factors, (iv) the qualifications, independence and performance of KPMG LLP (“KPMG”), in its role as our independent registered public accounting firm, (v) retention and engagement of KPMG, (vi) the performance of our internal audit function, and (vii) review of our internal controls and risk management procedures.

The Audit Committee also monitors our cybersecurity programs and receives periodic updates from management on all matters related to cybersecurity, including cybersecurity incidents, systems security reviews, and risk mitigation. The Committee reports out to the full Board.

Management is responsible for our internal controls and financial reporting processes. To support this work, management has engaged Ernst & Young LLP as a co-source partner in providing audit support to assist the Company’s internal audit team.

KPMG, as our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements, as well as our internal controls over financial reporting, in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and KPMG regarding the fair and complete presentation of the Company’s financial results.

The Audit Committee held 7 meetings during the 2021 fiscal year, including regular meetings in conjunction with the close of each fiscal quarter, during which the Audit Committee reviewed and discussed the Company’s financial statements with management and KPMG. These Audit Committee meetings routinely include executive sessions of the committee, as well as private sessions with each of KPMG, Internal Audit, and management.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended October 31, 2021 with management and KPMG, and management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with United States generally accepted accounting principles (GAAP). The Audit Committee discussed with KPMG the

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matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communication with Audit Committees.”

The Audit Committee also reviewed and discussed with KPMG, Internal Audit, and management the processes and procedures associated with our assessment of internal controls over financial reporting, including management’s assessment of such controls.

The Audit Committee maintains policies and procedures for the pre-approval of work performed by KPMG. Under its charter, the Audit Committee must approve all engagements in advance. All engagements with estimated fees above $150,000 require consideration and approval by the full Audit Committee. The Chair of the Audit Committee has the authority to approve on behalf of the full Audit Committee all engagements with fees estimated to be below $150,000. Management recommendations are considered in connection with such engagements, but management has no authority to approve engagements.

In the 2021 fiscal year, the Audit Committee received both the written disclosures and the letter from KPMG that are mandated by applicable requirements regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and the Audit Committee discussed KPMG’s independence from the Company with the lead engagement partner. The Audit Committee or its Chair approved all audit services provided by KPMG for the fiscal year ended October 31, 2021 prior to the work being performed. The total fees paid or payable to KPMG for the last two fiscal years are as follows:

	Fiscal Year Ended

	October 31, 2021	October 31, 2020

Audit Fees	$4,552,450	$4,120,350

Audit Related Fees	$-0-	$-0-

Tax Fees	$6,000	$-0-

All Other Fees (1)	$-0-	$2,500
(1)	Amounts in “All Other Fees” represent amounts paid for miscellaneous non-audit service provided by KPMG.

Based on the Audit Committee’s discussions with KPMG, Internal Audit, and management, the Audit Committee’s review of the representations of management, the certifications of the Chief Executive Officer and Chief Financial Officer, and the written disclosures and the letter from KPMG to the Audit Committee, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2021 for filing with the SEC.

THE AUDIT COMMITTEE

Teresa S. Madden (Chair)

Jody S. Lindell (Former Chair)

Maria Rivas, M.D.

Gary S. Petersmeyer

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EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding our executive officers who are not also directors, as of February 1, 2022.

DANIEL G. MCBRIDE	Age: 57

Executive Vice President & Chief Operating Officer

Mr. McBride has served as Executive Vice President and Chief Operating Officer since November 2013 and as the President of CooperVision, our contact lens business, from February 2014 through February 2022. He previously served as our Chief Risk Officer from July 2011 through October 2013, as our General Counsel from November 2007 through January 2014, and as Vice President from July 2006 through October 2013. He served as Senior Counsel from February 2005 through November 2007. Prior to joining Cooper, Mr. McBride was an attorney with Latham & Watkins LLP from October 1998 to February 2005, concentrating on mergers and acquisitions and corporate finance matters. He holds a B.S. in Finance from Santa Clara University and a J.D. from Stanford Law School.

BRIAN G. ANDREWS	Age: 43

Executive Vice President, Chief Financial Officer & Treasurer

Mr. Andrews has served as Executive Vice President, Chief Financial Officer & Treasurer since December 2020. He previously served as our Senior Vice President, Chief Financial Officer & Treasurer from May 2018, and as Treasurer since January 2013 and Vice President since November 2014. He also served as Vice President, Global Logistics and Service for CooperSurgical, a position he held from June 2017 to May 2018. Mr. Andrews previously served as Assistant Treasurer for the Company from April 2006 to December 2012. Prior to joining Cooper, he held various corporate and investment banking positions at KeyBanc Capital Markets from 2002 to 2006 and at ING Barings from 2000 to 2001. He holds a B.A. in Economics from Columbia University.

HOLLY R. SHEFFIELD	Age: 51

President, CooperSurgical, Inc.

Ms. Sheffield has served as President of CooperSurgical, Inc., our women’s healthcare business, since July 2020. Previously, she served as Executive Vice President & Chief Strategy Officer from June 2018 to July 2020. Prior to joining Cooper, Ms. Sheffield had over 20 years of experience in investment banking. She joined Cooper from UBS Securities LLC, where she was a Managing Director, Global Head of Medical Technology from 2009 to May 2018. From 2000 to 2009, Ms. Sheffield was at Credit Suisse and from 1997 to 2000, Ms. Sheffield was at Donaldson, Lufkin & Jenrette until Credit Suisse acquired the firm. Ms. Sheffield currently serves on the board of Imperative Care, Inc., a private medical device company, and serves on the audit committee. She received a B.S. from Cornell University and an M.B.A. from Columbia Business School.

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MARK J. DRURY	Age: 46

Vice President, General Counsel & Secretary

Mr. Drury has served as Vice President, General Counsel & Secretary since February 2020. He previously served as Deputy General Counsel from August 2019 to February 2020, and as Assistant General Counsel from February 2014 through July 2019. He also served CooperVision as Senior Counsel from November 2012 through January 2014, and as Corporate Counsel from January 2011 through October 2012. Prior to joining CooperVision, Mr. Drury was an associate at Latham & Watkins LLP from 2005 to 2010, focusing on mergers and acquisitions, corporate finance, public company reporting and corporate governance matters. He holds a B.A. in Economics from the University of California at Los Angeles and both an M.B.A. and a J.D. from the University of California at Berkeley.

AGOSTINO RICUPATI	Age: 55

Senior Vice President, Finance & Tax / Chief Accounting Officer

Mr. Ricupati has served as our Chief Accounting Officer since October 2017 and as Senior Vice President, Finance & Tax since July 2017. Mr. Ricupati previously served as Vice President, Tax for the Company from July 2013 to July 2017. Prior to joining Cooper, he served as International Tax Director for Intel Corp. from 2010 to 2013 and in various other senior finance and tax positions over the past 20 years. He holds a master’s degree from DePaul University and is a Certified Public Accountant.

GERARD (“JERRY”) H. WARNER III	Age: 57

President, CooperVision, Inc.

Mr. Warner has served as President, CooperVision, Inc. from February 2022. He previously served as Executive Vice President, Americas & Global Commercial Functions of CooperVision from April 2019 to January 2022 and as President, Americas from May 2015 to March 2019. Mr. Warner served in various other Vice President and Senior Vice President positions with CooperVision from May 2012 through April 2015. Prior to joining CooperVision, Mr. Warner spent 17 years at Bausch + Lomb in a variety of marketing and management roles. Mr. Warner earned a Bachelor of Science – Business Administration in Marketing from Villanova University and an MBA from The Simon School of Business – University of Rochester.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation program and the compensation decisions made by the Organization & Compensation Committee (“OCC”) with regard to compensation of our CEO, CFO and our three other most highly compensated executive officers serving as of October 31, 2021 (collectively, our named executive officers, or NEOs) in the following roles:

Name	Title

Albert G. White III	President & Chief Executive Officer

Brian G. Andrews	Executive Vice President, Chief Financial Officer & Treasurer

Daniel G. McBride	Executive Vice President & Chief Operating Officer / President, CooperVision, Inc.

Holly R. Sheffield	President, CooperSurgical, Inc.

Agostino Ricupati	Senior Vice President, Finance & Tax / Chief Accounting Officer

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Fiscal 2021 Performance - The Year in Review

Fiscal 2021 was a very strong year for Cooper despite the ongoing impacts of the COVID-19 pandemic. We were able to gain market share and deliver strong results, starting in the first quarter and continuing through the year, with both our CooperVision and CooperSurgical businesses posting robust recoveries as medical professional offices reopened. There was ongoing impact from the continuing pandemic and related restrictions, that affected our business globally, but overall we had a very successful year that consistently beat expectations and delivered record revenues, cash flow, and earnings per share.

2021 Financial Highlights

	Budget Target	FY2021 Results	Change YoY

Revenue:	$2.717 billion	$2.923 billion	20%

CooperVision:	$2.032 billion	$2.152 billion	17%

CooperSurgical:	$685 million	$770.5 million	31%

Non-GAAP (1) EPS:	$12.10	$13.24	37%

Stock Price (10/29/2021):		$416.92	31%

(1)	For a reconciliation between GAAP and non-GAAP measures, see the “Reconciliation of Non-GAAP Financial Measures” section of this Proxy Statement.

In addition to a robust recovery from the COVID-19 pandemic and record financial results, we were able to progress a number of key product launches and other initiatives during the 2021 fiscal year, including:

•

CooperVision obtained regulatory clearance to launch clariti™ contact lenses in Japan and continued launching the MyDay® product in markets globally, including the launch of a new MyDay® multi-focal lens offering,

•

CooperVision acquired SightGlass Vision, Inc., adding glasses to our portfolio of myopia management products, and announced an agreement to form a joint venture with EssilorLuxxotica to commercialize the SightGlass product,

•

CooperVision received clearance for the MiSight® contact lens product in China in August 2021 and entered into an exclusive distribution agreement with Essilor to market MiSight in China starting in early fiscal 2022,

•

CooperSurgical completed several strategic acquisitions, including the acquisition of Aegea Medical, obp Medical Corporation and Safe Obstetric Systems, and in early fiscal 2022 completed the acquisition of Generate Life Sciences which will significantly expand the fertility business,

•	Numerous infrastructure improvements started in fiscal 2020 were continued in fiscal 2021, including:

○	Expansion of manufacturing and distribution capacity at key facilities,

○	Development of an autonomous power grid for our CooperVision facility in Puerto Rico, and

○	Continued expansion of CooperSurgical’s manufacturing facility in Costa Rica,

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•	We achieved strong cash flow for the year, allowing us to continue to reduce debt and improve our leverage ratio from 2.15x to 1.38x by the end of fiscal 2021,

•

We continued development of our initiatives related to environmental, social, and governance (“ESG”) goals, including launch of our inaugural ESG Report which can be found on our website at https://www.coopercos.com/esg-report-2020/. We encourage you to read the report for information regarding our ESG initiatives, activities in furtherance of our commitment to the United Nations Sustainable Development Goals, diversity and inclusion efforts and human capital management, and commitments to data privacy and security.

Throughout fiscal 2021 we maintained our focus on keeping our customers and employees safe and healthy as the COVID-19 pandemic continued. We continued initiatives started in fiscal 2020, including robust health and safety programs within our facilities to ensure employees could complete their responsibilities safely, and supported our customers by offering online training and virtual meetings.

Although the COVID-19 pandemic continues to impact our return to normal business practices, we are proud of the successes achieved during the 2021 fiscal year and the momentum we are carrying into fiscal 2022. The OCC took these efforts, and the resulting achievements, into consideration with regard to executive compensation decisions for both fiscal 2021 and fiscal 2022.

Fiscal 2021 Compensation Highlights

Our Fiscal 2021 executive compensation program was designed to support our compensation objectives and reinforce our strong pay-for-performance culture. During fiscal 2021, we maintained an emphasis on performance-based compensation through financial goals in our 2021 Incentive Payment Plan (“IPP”) and use of

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long-term, performance-based equity granted as a combination of performance share awards and time-vested stock options and restricted stock units.

In light of the ongoing pandemic and its impact on our business, the OCC elected to hold salaries flat for fiscal 2021. Instead, modest adjustments to target bonus and equity grant value were provided to the NEOs. These increases recognize the achievements of the NEOs in leading the company through a complicated and difficult year while tying increased compensation to continued performance and achievement of goals for recovery in fiscal 2021.

Messrs. Andrews and Ricupati also received special, one-time equity grants of time-vested RSUs during the 2021 fiscal year. These grants were designed to encourage retention and will vest in equal portions in the third and fourth years after the date of grant, rather than our usual structure of annual vesting starting on the first anniversary.

In the 2021 fiscal year, approximately 91% of Mr. White’s target total direct compensation was tied to financial and stockholder return outcomes. His equity awards were 100% performance-based, including stock options, with 50% in the form of performance share awards vesting based on financial gains over a three year period. Approximately 81% of our other NEO’s target total direct compensation (on average) was tied to financial and stockholder return outcomes.

* “All Other Compensation” represents less than 1% of total target direct compensation for our NEOs, including Mr. White, as discussed in footnote 4 to the Summary Compensation Table.

Fiscal 2021 Incentive Payout Plan (“IPP”) Result

The 2021 Incentive Payment Plan (“2021 IPP”) followed the design of prior year plans, with 75% of target bonuses dependent on achievement of quantitative financial metrics. As noted above, we ended the year with robust results well in excess of the goals we set at the beginning of the year, resulting in total potential payout under the 2021 IPP ranging from 161% to 170% of target, when including the discretionary component earned at 100% of target. This outcome included revenue performance that exceeded the level required for maximum payout on the quantitative portion of the bonus.

In considering these potential bonus payments under the 2021 IPP, the OCC evaluated our performance against budgeted goals in the context of our overall company results as well as the general uncertainty we faced

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throughout the year due to ongoing impact of the COVID-19 pandemic. Based on this assessment, the OCC determined to exercise negative discretion in finalizing the fiscal year 2021 IPP results and approved funding equal to a total of 130% of target for each of Cooper, CooperVision and CooperSurgical.

In making this determination, the OCC considered our performance in the context of the financial goals established for fiscal 2021, which accounted for a range of outcomes regarding the potential impact of COVID-19 during the year. In evaluating our performance at the end of the year, the OCC determined that the actual impact of COVID-19 was more modest than our 2021 IPP goals assumed. The OCC also considered our strong performance during the year, including 20% and 31% growth in revenue and non-GAAP EPS, respectively. With this context, the OCC determined that 130% of target payout would be an appropriate reflection of our strong financial performance relative to our 2021 IPP goals, effective execution by our leadership team in navigating through a highly uncertain and challenging environment, and the outcome of the year after accounting for the actual impact of COVID-19 on our operations.

These adjustments were considered to reduce the quantitative portion of awards as calculated. The discretionary component of the IPP, which is not tied to quantitative criteria and was weighted at 25% of target awards, was considered paid at 100% of target. The OCC noted that the performance of the NEOs during the year warranted the full discretionary payment and the adjustments should not be considered a reflection on individual performance. Target payments, achievement as calculated, and adjusted payouts are presented in more detail below in the discussion of annual cash incentives.

Response to 2021 Say-on-Pay Vote

The OCC considered the outcome of our annual “Say-on-Pay” vote in determining the design of our executive compensation program and the composition and levels of individual compensation packages for the 2021 fiscal year.

In particular, with support from Compensia, the OCC considered the effectiveness of stock options at supporting our compensation objectives over time. Following this review, the OCC determined it would be appropriate to reintroduce the use of performance share awards in our NEO compensation. Therefore, 50% of the long-term incentive value awarded to our NEOs in fiscal 2021 was in the form of performance-based RSUs with a three-year performance period. The remaining 50% of long-term incentive value was granted in the form of time-vested equity awards. This decision reflects the OCC’s commitment to pay-for-performance and a balance between our historical emphasis on time-vested equity awards and stockholder expectations for multi-year performance-based equity awards. The combination of time-vesting equity awards and three-year performance-based RSUs creates strong alignment between the compensation realized by our NEOs and our long-term stockholder returns.

We noted the intention to make this change to grant practices in our Proxy Statement filed in February 2021, and at our 2021 Annual Meeting of Stockholders, approximately 89% of the votes cast on our Say-on-Pay proposal were voted in favor of the compensation program for our NEOs. The OCC takes this as an indication of support for the change to our NEO compensation.

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Compensation Governance

The OCC oversees our executive compensation program. In this capacity, the OCC regularly reviews our program to ensure that we maintain an effective and appropriate link between pay and performance, and that our compensation practices do not encourage behaviors that could have a material adverse effect on the Company.

The OCC seeks to ensure that we maintain sound governance and compensation policies and practices. In designing and overseeing our executive compensation program, we strive to employ best practices and the OCC works closely with its compensation consultant, management, and such other advisors as the OCC considers appropriate to properly assess our policies and practices.

THINGS WE DO:	THINGS WE DON’T DO:
Entirely independent OCC	No guaranteed annual salary increases
Assessment by OCC of link between compensation and performance at least annually	No guaranteed annual bonuses or long-term incentive awards
Review by OCC of executive compensation program and individual compensation packages at least annually	Prohibition on hedging and speculative transactions in Company securities by our officers and directors
Use of independent compensation consultants	No Supplemental Executive Retirement Plan or other deferred compensation plans
“Double-trigger” (change in control accompanied by an involuntary loss of employment) requirements for receipt of payments and benefits under employment agreements	No related party transactions without approval from our Corporate Governance and Nominating Committee
Annual review of management succession planning process	No repricing of long-term incentives without stockholder approval
Robust stock ownership guidelines applicable to our executive officers	No tax gross-ups for NEOs in connection with “change in control” payments
Limited perquisites based on specific business rationale
Compensation recovery (“clawback”) policy applicable to executive officer incentive compensation
Exercise negative discretion, as appropriate, to ensure rigor required to earn incentive compensation

The OCC also regularly assesses the alignment between our executive compensation packages and our performance through:

•	Regular updates from management on our business results,

•	Review of our quarterly financial statements, management projections, and long-range plans,

•	Review of management reports on continued progress towards long term strategies,

•	Review of performance and market information regarding our peer group, and

•	Review of broader industry compensation data relative to our market and other companies of comparable size.

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The OCC considers management input, the advice of its compensation consultant, and publicly available peer information to be valuable tools in its evaluation of the relationship between executive compensation and Company performance.

Compensation Objectives / Pay for Performance

Our executive compensation program is designed to provide market-competitive target total direct compensation opportunities for our NEOs that is based on a “pay for performance” philosophy and aligns our NEOs’ interests with those of our stockholders by emphasizing certain principles:

•	Aligning compensation with performance by connecting executive compensation to financial measures that correlate strongly with stockholder returns,

•	Balancing short-term financial results with long-term strategic objectives,

•	Rewarding achievement of challenging corporate objectives, without encouraging inappropriate risk-taking,

•	Providing competitive pay packages aligned to market compensation practices, and

•	Maintaining sufficient flexibility to allow recognition of significant individual achievements by our executive officers.

The OCC believes that each element of executive compensation and the total compensation provided to each of our NEOs is reasonable, competitive, and appropriate. The OCC believes that our executive compensation program provides an appropriate mix of elements that will allow us to continue to attract, retain, and motivate a top performing management team, without encouraging excessive or inappropriate risk-taking by our executive officers, and that its compensation arrangements create incentives that drive our continued strong financial performance.

The amount of compensation payable to our NEOs depends largely on our financial performance and returns to our stockholders. This strategy has created strong financial and operational results and we have maintained steady growth and returns for our stockholders over the past decade. We consider our executive compensation program design to be integral to our success and believe the performance measures selected for use in our incentive compensation plans serve as significant drivers of our continued success.

Compensation Recovery Policy (“Clawbacks”)

As part of the OCC’s “pay for performance” philosophy, the OCC has adopted a policy for the recovery of incentive based compensation in the event of misconduct by our NEOs. Under the policy, in the event we are required to prepare an accounting restatement to correct an error that is material to previously issued financial statements, the Company may recover compensation granted or earned in connection with our incentive payment plans, equity compensation, or other incentive compensation plans in the three fiscal years prior to the recoverable event. The policy is generally administered by the OCC and applies to all executive officers, including the NEOs.

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Use of Compensation Consultants

In fiscal 2021, the OCC retained Compensia to provide information and analysis on the compensation of our executive officers and the non-employee members of our Board of Directors. The OCC maintains sole authority to determine the terms of Compensia’s retention and services and a representative of the firm generally attends OCC meetings.

The OCC has reviewed the nature of the relationship between itself and Compensia as an independent consulting firm, and its relationship with the members of Compensia as individuals, for potential conflicts of interest. In conducting this review, the OCC considered the factors identified by the SEC and the NYSE as possibly contributing to conflicts, including the scope of work performed for the OCC by Compensia, the fees paid to Compensia for services, and any personal or business relationships between our executive officers or members of the OCC and Compensia or its individual members. Based on its review, the OCC has determined there are no conflicts of interest or potential conflicts of interest arising in connection with the OCC’s engagement of Compensia.

Role of Management

The OCC considers input from management regarding executive compensation and performance to be a valuable tool in setting appropriate compensation levels. In addition to recommendations regarding annual executive compensation, management also provides recommendations to the OCC regarding:

•	Selection of companies for our compensation peer group (as described further below),

•	Appropriate structure for our annual incentive payment plan, including financial performance measures, target performance levels, and calculation of achievement levels,

•	Long-term incentive plan design and annual award allocations,

•	Employment terms and arrangements, and

•	Stock trading policies and ownership guidelines.

The OCC reviews management recommendations with Compensia before making its own decisions on the compensation of our NEOs.

Compensation Peer Group

The OCC uses a peer group for understanding and assessing competitive compensation levels and practices within our industry. Our compensation peer group is drawn from publicly-traded companies headquartered in the United States and is reviewed annually.

Recommendations for peer group companies are based on similarity of product lines or industry and similarity in company size as measured by annual revenue, market capitalization, operating margins, and other financial measures of organizational scope and complexity.

For fiscal 2021, companies were considered for inclusion in the compensation peer group that are in Healthcare Equipment, Healthcare Supplies, or Life Sciences Tools and Services industries and had revenue between about $1 billion and $6 billion in the past fiscal year (about 0.5x to 2.0x our own revenue). Additional target criteria included a comparable business focus and end markets (healthcare supplies or equipment; generally hospital or provider end markets), similar valuation multiples, and whether a company had been identified as a peer by one of the major proxy advisory firms and/or is a frequent peer among our peer companies.

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Our compensation peer group for fiscal 2021 was comprised of the following companies:

Agilent Technologies, Inc.	Illumina, Inc.
Align Technology, Inc.	Integra Lifesciences Holding Corporation
Bio-Rad Laboratories, Inc.	Masimo Corporation
Dentsply Sirona International, Inc.	PerkinElmer, Inc.
DexCom, Inc.	Resmed, Inc.
Edwards Lifesciences Corporation	Teleflex, Inc.
Haemonetics Corporation	Varian Medical Systems, Inc.
Hill-Rom Holdings, Inc.	Waters Corporation
Hologic, Inc.

This group is the same as used for fiscal 2020 compensation consideration with no changes.

Compensation Decision-Making

The OCC’s goal is generally to set all elements of compensation within a competitive range, using a balanced approach that does not use rigid percentiles to target pay levels for each compensation element. For fiscal 2021, the OCC reviewed each element of compensation described below and set the target total direct compensation opportunities of our executive officers after taking into consideration the following factors:

•	A compensation analysis of competitive market data performed by Compensia,

•	Each executive officer’s scope of responsibilities,

•	Each executive officer’s skill set,

•	Each executive officer’s prior experience,

•	Executive’s time in his or her position,

•	The recommendations of our Chief Executive Officer, and

•	General market conditions.

The OCC does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentile or multiple for establishing compensation among the executive officers or in relation to the competitive market data. Instead, the OCC relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives regarding each individual and makes compensation decisions accordingly.

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Executive Compensation

The primary elements of our executive compensation program are designed to connect NEO compensation to stockholder returns and company objectives.

Cash Salary	Provides a minimum level of competitive compensation for our executives

Annual Cash Incentive	Encourages achievement of short-term business goals as reflected in our annual operating budget
Long-Term Equity Incentives	Connects equity incentives to strategic objectives and priorities linked to long-term success, supports alignment between executives and stockholders, and encourages executive retention

The majority of NEO compensation is a combination of annual cash and long-term equity incentives. These compensation elements require achievement of annual financial metrics and significant increases in our stock price for our NEOs to realize a financial return from these elements. This creates a direct link between our performance and NEO compensation. Additionally, compensation is balanced between short-term and long-term factors to encourage attention to both annual financial and operational objectives and long-term strategic goals in order to drive long-term stockholder value creation.

Annual target total direct compensation for our NEOs is based on current role, recent changes to responsibilities, and overall execution of duties throughout the prior fiscal year. Company performance, internal compensation alignment, peer group practices, and competitive market changes and conditions are also considered.

Base Salaries

We offer base salaries that are intended to provide a level of stable fixed compensation to our executive officers for performance of day-to-day services. Base salaries for our executive officers are generally reviewed annually to determine whether an adjustment is warranted or required, with any changes in base salary generally effective on the first day of our fiscal year.

For fiscal 2021, the annualized base salaries for our NEOs were as follows:

Executive	2020 Base Salary	2021 Base Salary	% Change
Albert G. White III	$925,000	$925,000	No change
Brian G. Andrews	$500,000	$500,000	No change
Daniel G. McBride	$700,000	$700,000	No change
Holly R. Sheffield	$525,000	$525,000	No change
Agostino Ricupati	$381,754	$381,754	No change

Annual Cash Incentives – 2021 Incentive Payment Plan (“IPP”)

At the beginning of each fiscal year, the OCC approves an Incentive Payment Plan to provide annual performance-based cash incentive opportunities. Target levels for the pre-established performance measures used in the IPP are based on budgeted goals reflected in our annual operating budget.

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Each NEO’s annual performance-based cash incentive opportunity under the IPP is allocated into two components:

(1)	75% of the target award is tied to quantitative, pre-established financial performance targets, and

(2)	25% of the target award is payable at the discretion of the OCC and intended to recognize other strategic, operational, and individual accomplishments not specifically quantified elsewhere in the IPP.

Participation levels in the IPP are set by the OCC for our NEOs. Target annual performance-based cash incentive opportunities represent a designated percentage of base salary for the fiscal year and that percentage controls the potential award that can be achieved under the IPP as follows:

Total Bonus Paid	=	Base Salary	X	IPP Participation Level (%)	X	Quantitative and Discretionary Achievement

Taken together, the IPP encourages our executive officers, including our NEOs, to focus on both our immediate business objectives and short-term financial performance, as well as other factors that support longer-term performance.

Quantitative Performance Component

Quantitative financial performance measures and related target levels for the 2021 IPP were based on our annual operating budget, as approved by our Board of Directors at the beginning of fiscal 2021. Achievement for Messrs. White, Andrews, and Ricupati were based on overall Revenue and Non-GAAP EPS, adjusted for currency fluctuations. Achievement for Mr. McBride and Ms. Sheffield was based on Revenue and Operating Income, adjusted for currency fluctuations, for each of CooperVision and CooperSurgical, respectively.

The table below describes the relationship between how an award would be earned based on Company performance for each of the finance performance measures included in the 2021 IPP. As designed, no award would be payable with respect to any financial performance measure that did not reach its minimum achievement threshold. For each NEO, the maximum award for any individual financial performance measure was capped at 200%.

The achievement levels required for payout under the quantitative performance component of the 2021 IPP were as follows.

IPP Achievement Required to Attain Payout (1)

Performance Measure	Threshold	Target	Maximum
Revenue (Constant Currency)	95%	100%	105%
Non-GAAP EPS (Constant Currency)	90%	100%	110%
Operating Income	90%	100%	110%

(1)

Potential payments at each of Threshold, Target and Maximum are presented in the Grants of Plan Based Awards table on page 38. Target achievement provides for payout of 100% of target bonus amounts and maximum achievement is capped at 200% of the target bonus amount.

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Adjustments to Quantitative Achievement Component

The 2021 IPP provides for adjustment to quantitative financial performance targets for acquisitions and/or divestitures and other items during the fiscal year as determined by the Board. In making such adjustments, the OCC considers a report provided by management on variances to the budgets for Revenue, Operating Income, and Non-GAAP EPS that highlights key variances including non-recurring, non-controllable, and/or discretionary items. The OCC may elect to include or exclude certain of these items for purposes of determining the overall quantitative achievement level under the 2021 IPP.

The OCC also has the discretionary authority to reduce the quantitative portion of the annual cash incentive by up to 25%, regardless of our reported budget achievement, based on any facts and circumstances the OCC considers to be in the Company’s best interests. Award payments could also be reduced or wholly recouped by the OCC if a review of the results for the first two months of fiscal 2021 reflected anomalous unfavorable events that were attributable to fiscal 2021.

Discretionary Performance Component

As discussed above, the 2021 IPP provides for 25% of each NEO’s annual performance-based cash incentive opportunity to be entirely at the discretion of the OCC and not linked to the quantitative financial measures under the 2021 IPP. The IPP achievement of this discretionary portion may range from 0% to a percentage deemed appropriate by the OCC, subject to a cap on the total bonus earned by any NEO equal to 200% of their target award.

The discretionary component of individual IPP awards is based entirely on the OCC’s assessment of individual NEO performance during the fiscal year. The discretionary component allows the OCC the flexibility to recognize factors such as:

•	The personal contributions of the NEOs to the performance of the Company during the fiscal year,

•

Leadership and operational achievements of each NEO, including those that may not be explicitly reflected in current year financial results (e.g. leadership development and succession planning, identification and/or execution of business development opportunities, etc.),

•	Strategic business achievements that may not be fully reflected in the Company’s financial performance during the fiscal year, and

•	Special circumstances that may have impacted the determination of the quantitative portion of the annual performance-based cash incentive.

The OCC believes this flexibility, which can account for factors that impact our results either positively or negatively, is important to align these annual performance-based cash incentive awards with its assessment of executive achievement in individual roles.

2021 IPP Results

As described above, in December 2021, we confirmed that our performance against the financial goals of the 2021 IPP significantly exceeded the target achievement set under the plan. As shown below, we ended the year with robust results well in excess of the goals we set at the beginning of the year. Total potential

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payout under the 2021 IPP ranged from 161% to 170% of target, when including the discretionary component earned at 100% of target.

Following the end of fiscal 2021, the OCC evaluated our performance against budgeted goals in the context of our overall company results as well as the general uncertainty we faced throughout the year due to ongoing impact of the COVID-19 pandemic. As described above, the OCC exercised negative discretion and approved funding equal to 130% of target, reduced from calculated results. In making this determination, the OCC considered the actual impact of COVID-19 in the context of our results in fiscal 2020 and expectations at the time goals were established in early 2021, as well as the historical context of adjusting the earned IPP in fiscal 2020 due to the unanticipated impact of COVID-19. The OCC considered a 130% payout for fiscal 2021, following a 75% of target payout in fiscal 2020, a balanced outcome recognizing our strong performance as a company throughout the COVID-19 pandemic, including strong stockholder return and effective execution by our leadership team in navigating through a highly uncertain and challenging environment.

These adjustments were considered to reduce the quantitative portion of awards as calculated. The discretionary component of the IPP, which is not tied to quantitative criteria and was weighted at 25% of target awards, was considered paid at 100% of target. The OCC noted that the performance of the NEOs during the year warranted the full discretionary payment and the adjustments should not be considered a reflection on individual performance. Target payments, achievement as calculated, and adjusted payouts are presented in more detail below in the discussion of annual cash incentives.

A full discussion of our financial results can be found in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the fiscal year ended October 31, 2021. For a reconciliation between reported GAAP and non-GAAP measures, see the “Reconciliation of Non-GAAP Financial Measures” section of this Proxy Statement.

Named Executive Officer Awards Under the 2021 IPP

Based on the above determination regarding appropriate funding of annual incentives for fiscal 2021, the OCC approved the following awards for each NEO:

Named Executive Officer	Target Award		Actual Award Paid(1)
	($)	(% of Base Salary)	($)	(% of Base Salary)
Albert G. White III	$1,156,250	125%	$1,503,125	162.5%
Brian G. Andrews	$350,000	70%	$455,000	91.0%
Daniel G. McBride	$560,000	80%	$728,000	104.0%
Holly R. Sheffield	$367,500	70%	$477,750	91.0%
Agostino Ricupati	$209,965	55%	$272,954	71.5%

(1)	Achievement and awards paid reflect amounts approved after application of negative discretion discussed above.

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Achievement by Division

(Basis of Awards Paid to NEOs)

Corporate:

Award Factor	Budget Target ($ in Millions; except EPS)	Achievement ($ in Millions; except EPS) (% of Target)	Achievement Under 2021 IPP	Target Achievement/ Weighting	Weighted Achievement	Adjusted Achievement
Revenue (1) (Constant Currency)	$2,716.6	$2,892.1 (106.5%)	200%	50%	100%	105%
Non-GAAP EPS (2) (Constant Currency)	$12.10	$13.07 (108%)	180.1%	25%	45%
Total Achievement:				75%	145%	105%

(1)

Revenue as reported was $2,922.5 million versus 2021 IPP achievement of $2,892.1 million. The difference is due to adjustment to the foreign exchange rate used in connection with our annual budget. The foreign exchange rate used to compute the budget target was the same rate used for the IPP achievement calculation.

(2)	Non-GAAP EPS as reported to investors was $13.24 versus 2021 IPP achievement of $13.07. The difference is due to adjustment to the foreign exchange rate used in connection with our annual budget.

CooperVision:

Award Factor	Budget Target ($ in Millions; except EPS)	Achievement ($ in Millions; except EPS) (% of Target)	Achievement Under 2021 IPP	Target Achievement/ Weighting	Weighted Achievement	Adjusted Achievement
Revenue (1) (Constant Currency)	$2,031.6	$2,139.2 (105.3%)	200%	50%	100%	105%
Operating Income (2) (Constant Currency)	$564.2	$594.1 (105.3%)	153%	25%	38.3%
Total Achievement:				75%	138.3%	105%
(1)

Revenue for CooperVision as reported was $2,152.0 million versus 2021 IPP achievement of $2,139.2 million. The difference is due to adjustment to the foreign exchange rate used in connection with our annual budget. The foreign exchange rate used to compute the budget target was the same rate used for the IPP achievement calculation.

CooperSurgical:

Award Factor	Budget Target ($ in Millions; except EPS)	Achievement ($ in Millions; except EPS) (% of Target)	Achievement Under 2021 IPP	Target Achievement/ Weighting	Weighted Achievement	Adjusted Achievement
Revenue (1) (Constant Currency)	$685.0	$752.9 (109.9%)	200%	50%	100%	105%
Operating Income (2) (Constant Currency)	$205.8	$214.9 (104.4%)	144%	25%	36%
Total Achievement:				75%	136%	105%
(1)

Revenue for CooperSurgical as reported was $770.5 million versus 2021 IPP achievement of $752.9 million. The difference is due to adjustment to the foreign exchange rate used in connection with our annual budget. The foreign exchange rate used to compute the budget target was the same rate used for the IPP achievement calculation.

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Long-Term Incentive Compensation

For fiscal 2021, the OCC used a combination of time-vested and performance based equity awards to deliver long-term incentive compensation to our NEOs. In setting equity compensation for our executive officers, the OCC discusses appropriate award design with Compensia and management to drive long-term focus on strategic objectives. The OCC also reviews historical grant levels based on the role and position of each executive officer, as well as economic and accounting implications, when determining the type and appropriate size of individual awards.

In setting award levels, the OCC considered competitive market practices, management recommendations, and a competitive market analysis provided by Compensia. Equity awards are generally granted in the first quarter of each fiscal year, after financial results for the prior fiscal year are available, and vest over three to five years.

The OCC sets the value of and type of awards granted to our NEOs based on an assessment of the value and type of awards granted by our peers and targets values to be competitive relative to comparable executive positions. Once the grant value is set, the number of shares underlying individual awards is determined based on the stock price on the date of grant and the accounting assumptions in accordance with ASC 718. For fiscal 2021, stock options were valued at approximately 24% of the stock price on the date of grant.

Grants to NEOs in 2021 Fiscal Year

Name	Stock Options		RSUs		Performance Share Awards
	Grant Date Fair Value (1)	Options Granted (2)	Grant Date Fair Value (1)	RSUs Granted (3)	Grant Date Fair Value (1)	PSUs Granted (4)

Albert G. White III	$4,250,000	50,545	$-0-	-0-	$4,250,000	12,292

Brian G. Andrews	$825,000	9,812	$500,000	1,446	$825,000	2,386

Daniel G. McBride	$1,175,000	13,974	$-0-	-0-	$1,175,000	3,399

Holly R. Sheffield	$875,000	10,406	$-0-	-0-	$875,000	2,531

Agostino Ricupati	$650,000	7,730	$400,000	1,038	$-0-	-0-

(1)

Amounts represent the grant values approved by the OCC and may vary slightly from the reported grant date fair values (presented in the Summary Compensation Table on page 37) due to mathematical rounding of fractional shares. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2021.

(2)

Stock options granted in fiscal 2021 vest ratably over a four-year period starting on the first anniversary of the date of grant and have an exercise price of $345.74, which is 100% of the closing price on the date of grant.

(3)

Restricted stock units granted in fiscal 2021 vest over four years, with vesting delayed to the third and fourth years after grant. Mr. Andrews received a grant in December 2020 which will vest in equal portions in January 2024 and January 2025. Mr. Ricupati received a grant in April 2021 which will vest in equal portions in April 2024 and April 2025.

(4)

Performance share awards granted in fiscal 2021 will vest in full at the end of fiscal 2024 if designated performance targets are met. Awards granted are presented here at target number of shares to be awarded.

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Time-Vested Stock Options and Restricted Stock Units

Time-vested equity awards granted to our executive officers, including our NEOs, are made in the form of stock options and/or restricted stock units. The OCC believes that time-vested equity awards have strong retention value while also closely linking executive compensation to stockholder gains. Stock options only have value to the recipient if we also have growth in our stock price, putting a portion of the executive officers’ compensation at risk of no return, and RSUs provide guaranteed value if the executive officer remains with the Company. Both award types provide the opportunity for long-term gain tied to stockholder returns while also encouraging longevity and stable management for the Company.

Before the date of grant, each executive officer, including the NEOs, can choose to receive their time-vested award as stock options, restricted stock units, or a 50/50 combination of the two award types. The OCC retains the authority to set awards as it determines appropriate, regardless of such elections, but it believes that soliciting input from our executive officers enhances the retention value of long-term equity compensation.

In addition to the annual grants made at the beginning of fiscal 2021, both Messrs. Andrews and Ricupati received additional grants in the year. These grants were made in the form of RSUs which will vest in equal portions on the third and fourth anniversaries of the date of grant. These grants were approved with consideration given to the market positioning of total compensation for both executives as well as an objective of supporting long-term retention.

Performance Share Awards

In 2021, our NEOs, other than Mr. Ricupati, received 50% of their total equity grant value in the form of performance based equity awards. These awards require achievement of pre-established increases in non-GAAP EPS over a three-year performance period and are designed to reflect the direct influence of our NEOs on our long-term financial performance. The OCC has selected growth in compounded, adjusted EPS calculated on a constant currency basis over a three-year period as the performance measure for these awards due to its belief that this measure provides a strong link to stockholder returns. Shares can be earned on a sliding scale between 50% and 200% of target, assuming threshold achievement is met.

In setting targets for performance share awards, the OCC considers our ongoing performance and the level of achievement under prior performance share awards. Target levels are set to require significantly challenging, but attainable, levels of growth. The OCC reviews these target achievement levels with Compensia to ensure that they are reasonable and appropriate. The OCC also considers the objectives for long-term growth set by our Board of Directors, the Company’s historical achievements, and the OCC’s goals for executive compensation. The amount of these performance share awards was determined based on their target accounting value. In setting award levels, the OCC considered competitive market practices and the recommendations provided by Compensia.

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Employee Benefits & Perquisites

Our NEOs are eligible to receive benefits under programs provided to our employees generally, including participation in our 401(k) plan (with matching contributions), benefits under our Retirement Income Plan (a defined benefit plan), and our health, life and disability insurance programs. Matching contributions to our 401(k) plan for the NEOs are equal to the matching contributions provided to employees generally, matching 50% of employee contributions up to $8,000 (for a maximum benefit of $4,000 per year). Benefits under the Retirement Income Plan are discussed in more detail in the Narrative to the Pension Benefits Table on page 42.

Our NEOs also receive limited perquisites or other personal benefits, generally in the form of automobile allowances, income attributable to life insurance policies, and some limited reimbursement for partner travel to business functions and relocation assistance. We only provide perquisites or other personal benefits to our executive officers, including our NEOs, in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

Executive Employment Agreements

The OCC considers maintaining a stable and effective management team to be essential to protecting the best interests of Cooper and its stockholders. Accordingly, the Company entered into Employment Agreements with each of the NEOs, other than Mr. Ricupati, as of November 2018. The employment agreements provide for severance payments on termination of employment for various reasons, including in connection with a change in control. These agreements provide severance benefits that are competitive with market practice as well as double trigger severance benefits for a termination in connection with a change in control, which is intended to encourage their continued attention, dedication and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a change of control of Cooper. The terms of these employment agreements are included below.

Mr. Ricupati is eligible for change in control severance benefits under our Change in Control Severance Plan adopted on May 21, 2007. This plan provides for payments on termination of employment in connection with a change in control. Mr. Ricupati is subject to our standard policies regarding severance in the event of termination for reasons other than in connection with a change in control.

All executive agreements are discussed in more detail in the section titled Potential Payments on Termination or a Change in Control on page 43.

Stock Ownership Guidelines

We maintain stock ownership guidelines that require each of our executive officers to maintain a stock ownership level equal to a specific multiple of their annual base salary as set out below.

There is no required time period for the executive officers to achieve the required ownership. While ownership is below the set guideline the executive officers are expected to hold shares acquired from equity awards until the guidelines are met.

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In addition to directly held shares, the potential value of vested stock options and unvested restricted stock units are credited in consideration of whether ownership requirements have been met.

Guideline (as multiple of base salary)

5x base salary - CEO	Must hold 75% of the shares acquired from equity awards, net of taxes and any exercise cost, until guidelines are met.

2x base salary - Other Executive Officers	Must hold 50% of the shares acquired from equity awards, net of taxes and any exercise cost, until guidelines are met.

As of October 31, 2021, all of our NEOs were in compliance with the applicable stock guidelines.

Tax Deductibility of Compensation

The OCC considers ways to maintain tax deductibility of the compensation for our executive officers, however, the OCC has the discretion to approve, and it is likely that the Company will pay, compensation which will not be deductible under the Internal Revenue Code.

REPORT OF THE ORGANIZATION & COMPENSATION COMMITTEE

The Organization & Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the OCC has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended October 31, 2021.

ORGANIZATION & COMPENSATION COMMITTEE

Colleen E. Jay (Chair)

William A. Kozy

Teresa S. Madden

Gary S. Petersmeyer

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below shows compensation paid during fiscal years 2021, 2020, and 2019 to the individuals who served as our NEOs during the past fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (1) ($)	Change in Pension Value (3) ($)	All Other Compensation (4) ($)	Total Compensation ($)

Albert G. White III President & Chief Executive Officer	2021	$925,000	$375,781	$4,249,836	$4,249,824	$1,127,344	$51,121	$16,000	$10,994,906
	2020	$925,000	$867,188	$0	$7,700,008	$0	$73,576	$18,255	$9,584,027
	2019	$925,000	$288,600	$0	$5,499,840	$865,800	$126,711	$18,794	$7,724,746

Brian G. Andrews Executive Vice President, Chief Financial Officer & Treasurer	2021	$500,000	$113,750	$824,936	$824,993	$341,250	$39,503	$16,000	$2,660,432
	2020	$500,000	$243,750	$0	$1,475,014	$0	$61,739	$18,259	$2,298,762
	2019	$425,000	$86,190	$0	$1,099,944	$258,570	$102,243	$19,324	$1,991,271

Daniel G. McBride Executive Vice President & Chief Operating Officer	2021	$700,000	$182,000	$1,175,170	$1,174,934	$546,000	$59,569	$16,000	$3,853,673
	2020	$700,000	$420,000	$0	$2,159,972	$0	$80,289	$16,997	$3,377,259
	2019	$700,000	$175,280	$0	$1,999,970	$525,840	$138,853	$41,363	$3,581,305

Holly R. Sheffield President, CooperSurgical, Inc.	2021	$525,000	$119,438	$875,068	$874,936	$358,313	$39,851	$16,000	$2,808,605
	2020	$525,000	$255,937	$0	$1,694,012	$0	$37,303	$34,465	$2,546,717
	2019	$525,000	$106,470	$750,043	$749,951	$319,410	$10,554	$44,146	$2,505,573

Agostino Ricupati Chief Accounting Officer / Senior Vice President, Finance & Tax	2021	$381,754	$68,239	$400,139	$649,938	$204,716	$46,907	$16,000	$1,767,692

(1)

Amounts shown in the “Bonus” column represent awards made in the discretion of the OCC and amounts shown in the “Non-Equity Incentive Plan Compensation” column represent the portion of any incentive that was earned based on satisfaction of quantitative metrics.

The structure of our Incentive Payment Plan is discussed in more detail below in the narrative discussion following the Grants of Plan Based Awards Table on page 38 and in our Compensation Discussion and Analysis on page 19.

(2)

Amounts shown in the “Option Awards” and “Stock Awards” columns reflect the aggregate grant date fair value of stock option, restricted stock unit, and performance share awards granted to each Named Executive Officer in accordance with FASB Accounting Standards Codification Topic 718 (ASC 718), Compensation-Stock Compensation. Performance share award values are presented at Target achievement. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2021. These awards are discussed in more detail below in the narrative discussion following the Grants of Plan Based Awards Table on page 38 and in the Compensation Discussion and Analysis on page 19.

(3)

Change in value of accumulated pension benefits for the 2021 fiscal year was calculated as the difference between the value of accumulated benefits on October 31, 2021 and the value of accumulated benefits on October 31, 2020.

(4)	Amounts included in the All Other Compensation column for fiscal 2021 represent matching contributions to our 401(k) Plan ($4,000) and annual automobile allowance ($12,000) for each of the NEOs.

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Grants of Plan Based Awards Table

This table presents information regarding the possible awards payable under our 2021 Incentive Payment Plan and the value of certain equity awards granted to our NEOs in the 2021 fiscal year. Our equity grant practices and calculation of awards under the 2021 Incentive Payment Plan are discussed in more detail below and in the Compensation Discussion and Analysis on page 19.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum

Albert G. White III	12/8/2020	$144,531	$1,156,250	$2,312,500	-

	12/8/2020				6,146	12,292	24,584				$4,249,836

	12/8/2020				-		-		50,545	$345.74	$4,249,824

Brian G. Andrews	12/8/2020	$43,750	$350,000	$700,000	-		-

	12/8/2020				1,193	2,386	4,772				$824,936

	12/8/2020				-		-	1,446			$499,940

	12/8/2020				-		-		9,812	$345.74	$824,993

Daniel G. McBride	12/8/2020	$70,000	$560,000	$1,120,000	-		-

	12/8/2020				1,700	3,399	6,798				$1,175,170

	12/8/2020				-		-		13,974	$345.74	$1,174,934

Holly R. Sheffield	12/8/2020	$45,938	$367,500	$735,000	-		-

	12/8/2020				1,266	2,531	5,062				$875,068

	12/8/2020				-		-		10,406	$345.74	$874,936

Agostino Ricupati	12/8/2020	$26,246	$209,965	$419,929	-	-	-

	12/8/2020				-	-	-		7,730	$345.74	$649,938

	4/1/2021				-	-	-	1,038			$400,139

(1)

Amounts reported in these columns represent the threshold, target, and maximum cash bonus amounts which could have been paid to each Named Executive Officer under our 2021 Incentive Payment Plan, or IPP, which was approved on January 28, 2021. Target amounts represent the potential bonus that would be paid on 100% achievement of approved goals under the IPP. Threshold amounts represent the minimum achievement necessary for payment on only the lowest weighted quantitative factor. All awards are capped at a maximum of 200% of the target annual performance-based cash incentive opportunity. The final award amounts for the 2021 IPP were approved on December 7, 2021 and the value of the final award amounts are included in the “Bonus” and “Non-Equity Incentive Compensation” columns of the Summary Compensation Table on page 37.

(2)

Amounts represent the threshold, target, and maximum amounts of shares distributable under performance share awards granted on December 8, 2020 under our 2007 Long-Term Incentive Plan. Awards will vest on the achievement of specified levels of earnings per share in the 2023 fiscal year.

(3)

Stock awards reported in this column were granted as restricted stock units. Mr. Andrews’ award was granted December 8, 2020 and will vest in equal portions on January 8, 2024 and January 8, 2025. Mr. Ricupati’s award was granted April 1, 2021 and will vest in equal portions on April 1, 2024 and April 1, 2025.

(4)

Option awards reported in this column were granted with an exercise price equal to the closing trading price of our common stock on December 8, 2020 and will expire if not exercised prior to the tenth anniversary of the grant date, or earlier in the event of a termination of employment. These awards will vest over four years on each of the first through fourth anniversaries of the date of grant.

(5)

Amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column represent the grant date fair value of the awards granted in the 2021 fiscal year calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2021.

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Outstanding Equity Awards at Fiscal Year End Table

This table provides information regarding the equity award holdings of the NEOs as of the end of the 2021 fiscal year.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Albert G. White III	22,999	5,749	$175.31	12/13/2026	(3)

	13,110	8,739	$229.66	12/12/2027	(6)

	17,272	0	$229.66	12/12/2027	(7)

	11,492	22,987	$230.09	5/1/2028	(10)

	36,237	54,355	$254.77	12/11/2028	(11)

	21,863	87,450	$304.54	12/10/2029	(15)

	0	50,545	$345.74	12/8/2030	(16)

					(17)	0	$0	6,146	$2,562,390

Brian G. Andrews	3,356	0	$131.60	12/9/2025	(2)

					(4)	142	$59,203	0	$0

	2,273	568	$175.31	12/13/2026	(3)

					(9)	217	$90,472	0	$0

	2,333	1,553	$229.66	12/12/2027	(6)

	1,779	0	$229.66	12/12/2027	(8)

	1,437	2,873	$230.09	5/1/2028	(10)

	7,248	10,870	$254.77	12/11/2028	(11)

	4,188	16,752	$304.54	12/10/2029	(15)

	0	9,812	$345.74	12/8/2030	(16)

					(18)	1,446	$602,866	0	$0

					(17)	0	$0	1,193	$497,386

Daniel G. McBride	22,999	5,749	$175.31	12/13/2026	(3)

	13,110	8,739	$229.66	12/12/2027	(6)

	17,272	0	$229.66	12/12/2027	(7)

	13,178	19,765	$254.77	12/11/2028	(13)

	6,133	24,531	$304.54	12/10/2029	(15)

	0	13,974	$345.74	12/8/2030	(16)

					(17)	0	$0	1,700	$708,764

Holly R. Sheffield	8,764	8,764	$226.30	6/4/2028	(11)

					(12)	2,209	$920,976	0	$0

	4,942	7,411	$254.77	12/11/2028	(13)

					(14)	1,766	$736,281	0	$0

	4,810	19,239	$304.54	12/10/2029	(15)

	0	10,406	$345.74	12/8/2030	(16)

					(17)	0	$0	1,266	$527,821

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	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Agostino Ricupati	13	0	$162.28	12/9/2024	(1)

	122	0	$131.60	12/9/2025	(2)

	132	704	$175.31	12/13/2026	(3)

					(4)	176	$73,378	0	$0

					(5)	348	$145,088	0	$0

	2,436	1,623	$229.66	12/12/2027	(6)

	1,523	0	$229.66	12/12/2027	(8)

					(9)	409	$170,520	0	$0

	2,142	3,211	$254.77	12/11/2028	(13)

					(14)	765	$318,944	0	$0

	1,846	7,382	$304.54	12/10/2029	(15)

	0	7,730	$345.74	12/8/2030	(16)

					(19)	1,038	$432,763	0	$0

(1)	Options were granted on December 9, 2014 and become vested and exercisable in equal portions on each of the first through fifth anniversaries of the date of grant.

(2)	Options were granted on December 9, 2015 and become vested and exercisable in equal portions on each of the first through fifth anniversaries of the date of grant.

(3)	Options were granted on December 13, 2016 and become vested and exercisable in equal portions on each of the first through fifth anniversaries of the date of grant.

(4)

Award granted as RSUs on December 13, 2016 and valued at $416.92 per share, the closing price of our stock on October 29, 2021 (the last trading day of October). The units vest in equal portions on each of January 8, 2018, January 8, 2019, January 8, 2020, January 8, 2021, and January 8, 2022.

(5)

Award granted as RSUs on July 1, 2017 and valued at $416.92 per share, the closing price of our stock on October 29, 2021 (the last trading day of October). The units vest in equal portions on each of July 1, 2020, July 1, 2021, and July 1, 2022.

(6)	Options were granted on December 12, 2017 and become vested and exercisable in equal portions on each of the first through fifth anniversaries of the date of grant.

(7)	Options were granted on December 12, 2017 and became vested and exercisable in full on December 12, 2020.

(8)	Options were granted on December 12, 2017 and became vested and exercisable in full on February 1, 2021.

(9)

Award granted as RSUs on December 12, 2017 and valued at $416.92 per share, the closing price of our stock on October 29, 2021 (the last trading day of October). The units vest in equal portions on each of January 8, 2019, January 8, 2020, January 8, 2021, January 8, 2022, and January 8, 2023.

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(10)	Options were granted on May 1, 2018 and become vested and exercisable in equal portions on each of the third through fifth anniversaries of the date of grant.

(11)	Options were granted on June 4, 2018 and become vested and exercisable in equal portions on each of the second through fifth anniversaries of the date of grant.

(12)

Award granted as RSUs on June 4, 2018 and valued at $416.92 per share, the closing price of our stock on October 29, 2021 (the last trading day of October). The units vest in equal portions on the second through fifth anniversaries of the date of grant.

(13)	Options were granted on December 11, 2018 and become vested and exercisable in equal portions on each of the first through fifth anniversaries of the date of grant.

(14)

Award granted as RSUs on December 11, 2018 and valued at $416.92 per share, the closing price of our stock on October 29, 2021 (the last trading day of October). The units vest in equal portions on each of January 8, 2020, January 8, 2021, January 8, 2022, January 8, 2023, and January 8, 2024.

(15)	Options were granted on December 10, 2019 and become vested and exercisable in equal portions on each of the first through fifth anniversaries of the date of grant.

(16)	Options were granted on December 8, 2020 and become vested and exercisable in equal portions on each of the first through fourth anniversaries of the date of grant.

(17)

Performance share awards granted on December 8, 2020 which will vest depending on the achievement of specified levels of growth in earnings per share for the 2023 fiscal year. Share amounts represent threshold payout amounts and are valued at $416.92 per share, the closing price of our stock on October 29, 2021 (the last trading day of October).

(18)

Award granted as RSUs on December 8, 2020 and valued at $416.92 per share, the closing price of our stock on October 29, 2021 (the last trading day of October). The units vest in equal portions on each of January 8, 2024 and January 8, 2025.

(19)

Award granted as RSUs on April 1, 2021 and valued at $416.92 per share, the closing price of our stock on October 29, 2021 (the last trading day of October). The units vest in equal portions on each of the third and fourth anniversaries of the date of grant.

Option Exercises and Stock Vested Table

The following table details the number of shares acquired by the NEOs on exercise of stock options or release of shares upon vesting of Restricted Stock Unit awards during the 2021 fiscal year.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Albert G. White III	79,745	$20,730,555	-	$-

Brian G. Andrews	4,963	$1,545,001	442	$160,548

Daniel G. McBride	72,624	$22,770,806	-	$-

Holly R. Sheffield	-	$-	1,694	$636,008

Agostino Ricupati	4,054	$917,720	1,219	$456,617

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Pension Benefits Table

Credited service and value of the accumulated benefits payable to our NEOs as of October 31, 2021 under our Retirement Income Plan at the normal retirement age of 65 are as follows:

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year

Albert G. White III	Retirement Income Plan	14.5	$467,140	$-0-

Brian G. Andrews	Retirement Income Plan	14.5	$330,915	$-0-

Daniel G. McBride	Retirement Income Plan	15.67	$568,743	$-0-

Holly R. Sheffield (2)	Retirement Income Plan	2.33	$87,708	$-0-

Agostino Ricupati	Retirement Income Plan	7.25	$267,396	$-0-

(1)	Present value is calculated as of the October 31, 2021 measurement date and is based on a 2.76% discount rate and the Pri-2012 mortality rates with projection scale MP-2021.

(2)	As of fiscal year end, Ms. Sheffield is not yet vested in the retirement income plan.

Narrative to Pension Benefits Table

The Company’s Retirement Income Plan (the “Plan”) was adopted in December 1983. The majority of the Company’s U.S. employees who work at least 1,000 hours per year and were hired before August 1, 2019 are covered by the Plan. For services performed after December 31, 1988, members are entitled to an annual retirement benefit equal to 0.60% of base annual compensation up to $10,000 and 1.20% of base annual compensation which exceeds $10,000 but is not in excess of the applicable annual maximum compensation permitted to be taken into account under Internal Revenue Service guidelines for each year of service. Furthermore, current active members are entitled to an annual retirement benefit equal to 1.20% of base annual compensation up to the applicable annual maximum compensation for each year of service in excess of 35 Plan Years of service. For service prior to January 1, 1989, members are entitled to an annual retirement benefit equal to 0.75% of base annual compensation up to the Social Security Wage Base in effect that year and 1.50% of base annual compensation in excess of the Social Security Wage Base for each year of service.

Based on the current accumulated benefits for the NEOs, the estimated annual benefits payable under this Plan upon retirement (at the normal retirement age of 65) are as follows:

Officer	Estimated Annual Benefits Payable

Albert G. White III	$90,441

Brian G. Andrews	$117,131

Daniel G. McBride	$76,069

Holly R. Sheffield (1)	$58,530

Agostino Ricupati	$60,316

(1)	As of fiscal year end, Ms. Sheffield is not yet vested in the retirement income plan.

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Potential Payments Upon Termination on Change in Control

The following table provides estimated payments to our NEOs if termination of employment occurred on October 31, 2021. Values in the table reflect cash severance plus the value of equity awards that would be exercisable on a termination of employment. Equity award value is based on a stock price of $416.92, which was the closing price of our common stock on October 29, 2021 (the last trading day on the NYSE prior to October 31, 2021).

	Termination without Cause / Resignation with Good Reason	Change in Control	Death / Disability

Albert G. White III	$45,476,648	$61,187,788	$44,805,324

Brian G. Andrews	$7,876,455	$12,603,052	$8,917,302

Daniel G. McBride	$23,828,409	$28,900,401	$23,233,349

Holly R. Sheffield	$7,317,471	$12,617,814	$8,716,696

Agostino Ricupati	$2,011,636	$4,448,574	$1,906,503

The receipt of all severance payments and benefits (excluding payments and benefits received upon death or disability) is subject to continued compliance with all obligations to the Company, including under any confidentiality agreement with the Company, and the NEO’s execution and delivery of a release of claims in favor of the Company.

Messrs. White, McBride, Andrews, and Ms. Sheffield

Termination Without Cause or Resignation for Good Reason

•  Severance payment equal to 24 months of base salary (paid in continuing installments on our ordinary payroll schedule),

•  Target value of annual cash bonus earned under our Incentive Payment Plan for the year in which employment terminates (paid as a lump sum),

•  Reimbursement of monthly COBRA premiums for up to 24 months,

•  Value of accumulated pension benefits,

•  One year to exercise any currently outstanding and exercisable stock options, and

•  All time-vesting equity awards which would have vested within 12 months (or 24 months in the case of Messrs. White and McBride) after the termination date will be accelerated.

Termination in Connection with a Change in Control (1)

•  Severance payment equal to 36 months of base salary (paid in continuing installments on our ordinary payroll schedule),

•  Target value of annual cash bonus earned under our Incentive Payment Plan for the year in which employment terminates (paid in a lump sum),

•  Reimbursement of monthly COBRA premiums for up to 36 months,

•  Value of accumulated pension benefits, and

•  All outstanding equity awards will be accelerated, with any performance share awards to be paid at the target value (unless otherwise specified in the underlying award agreement).

Termination on Death or Disability (2)

•  Target value of annual cash bonus earned under our Incentive Payment Plan,

•  Any amounts due to the Named Executive Officer at the time of termination of employment,

•  Outstanding equity awards accelerated on a pro-rata basis, and

•  One year to exercise any currently outstanding and exercisable stock options.

(1)

Payable in the event of termination of employment without Cause, or resignation with Good Reason, within 3 months prior to or 12 months following a Change in Control (as defined in the relevant agreements).

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(2)	Payable to Named Executive Officer or their estate, as appropriate.

(3)

Executive employment agreements include an Internal Revenue Code (“Code”) Section 280G “best pay” provision pursuant to which in the event any payments or benefits received by the Named Executive Officer would be subject to an excise tax under Code Section 4999, they will receive either the full amount of such payments or a reduced amount such that no portion of the payments is subject to the excise tax, whichever results in the greater after-tax benefit to the executive.

Mr. Ricupati

Termination in Connection with a Change in Control (1)

•  Severance payment equal to 12 months of base salary (paid in continuing installments on our ordinary payroll schedule),

•  Pro rata portion of target value of annual cash bonus earned under our Incentive Payment Plan for the year in which employment terminates (paid in a lump sum),

•  Reimbursement of monthly COBRA premiums for up to 12 months,

•  Value of accumulated pension benefits, and

•  All outstanding equity awards will be accelerated, with any performance share awards to be paid at the target value (unless otherwise specified in the underlying award agreement).

(1)	Payable in the event of termination of employment without Cause, or resignation with Good Reason, within 12 months following a Change in Control (as defined in the relevant agreement).

(2)

Termination without Cause or due to Mr. Ricupati’s death or disability will be handled in accordance with severance policies generally applicable to all employees and the terms of underlying equity award agreements.

CEO Pay Ratio

The ratio of our CEO’s total annual compensation to the median annual total compensation of all employees excluding the CEO (the “CEO Pay Ratio”) is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median employee, we evaluated the base salary of all employees globally (other than our Chief Executive Officer) as of October 31, 2021. We believe this measure most reasonably reflects the typical annual compensation of our employee population and was consistently applied for all employees.

For employees paid other than in U.S. dollars, base salary amounts were converted from local currency to USD based on exchange rates on October 31, 2021. We did not exclude any non-U.S. employees under the de minimis or other exceptions set forth in Item 402(u) of Regulation S-K, and we did not make any cost-of-living adjustments. Once the median employee was identified, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table.

As calculated, we determined:

•	The annual total compensation of our median-paid employee was $36,105.

•	The annual total compensation of our Chief Executive Officer was $10,994,906 (as described above in the Summary Compensation Table on page 37).

•	The ratio of CEO compensation to the median of the annual total compensation of all our employees was 305:1.

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DIRECTOR COMPENSATION

Directors of a publicly traded company have substantial responsibilities and time commitments, and with ongoing changes in corporate governance standards, highly qualified and experienced directors are in high demand; therefore, we seek to provide suitable economic incentives for our directors and to compensate them appropriately for their continued performance, increased responsibilities, and dedication. This compensation applies only to our Non-Employee Directors. Members of the Board who are also our employees receive no additional compensation for their service as directors.

The OCC reviews and recommends compensation amounts for our Non-Employee Directors. The full Board approves compensation based on these recommendations. The OCC considers director responsibilities, compensation practices of our peer companies, and recommendations from Compensia in making Non-Employee Director compensation recommendations to the Board. Compensation levels are reviewed at least annually and modified as the Board considers necessary or appropriate.

Components of Director Compensation

Cash Compensation

In fiscal 2021, our Non-Employee Directors received an annual retainer for their service. Additional annual retainers, in recognition of additional responsibility, were paid to the Chairman of the Board, the independent Lead Director, and the Chair of each committee of the Board.

The Non-Employee Directors also received payment for each meeting attended, for time spent on company business, and for one day of travel in connection with meetings. Fees were paid as follows:

Annual Retainer:
Chairman of the Board	$125,000
Non-Executive Lead Director	$40,000
All other Non-Employee Directors	$30,000
Annual Retainer for Service as a Committee Chair:
Audit Committee	$17,500
Organization & Compensation Committee	$12,000
Corporate Governance & Nominating Committee	$10,000
Attendance at Meetings of the Board & its Committees:
$1,000 – $2,000 (per meeting)
Additional Cash Compensation for Service:
Travel Days (one per set of scheduled meetings)	$2,000
Other time spent on Company business (per hour)	$250

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Directors appointed to, or resigning from, the Board mid-year are entitled to a prorated portion of the annual retainer based on the number of months of service provided for the fiscal year in which they enter or leave service, rounded to the nearest whole month.

Changes for Fiscal 2022

As part of its annual review of compensation for the Non-Employee Directors, the Board has decided to simplify the payment structure and remove separate cash payments for meeting attendance, time spent on company business, and travel days. Annual stipends will be adjusted to compensate for meeting fees and to align with peer practices. Starting in November 2021, director fee payments are as follows:

Annual Retainer:
Chairman of the Board	$175,000
Non-Executive Lead Director	$70,000
All other Non-Employee Directors	$50,000
Additional Annual Retainer for Service as a Committee Chair:
Audit Committee	$25,000
Organization & Compensation Committee	$20,000
Corporate Governance & Nominating Committee	$15,000

Equity Compensation

Our Non-Employee Directors are eligible to receive annual equity awards in the form of restricted stock units (“RSUs”) under the Company’s 2020 Long-Term Incentive Plan for Non-Employee Directors (the “2020 Directors’ Plan”). Grants have a total grant date value of $270,000 (or $283,500 and $297,000 in the case of the Lead Director and Chairman, respectively) and are awarded annually on April 1st. Awards vest in full on the first anniversary of the date of grant, except that if a director ends their term of service prior to the vesting date, the number of shares released under the award will be prorated according to the portion of the year actually served. The prorated number of shares will be released on the original vesting date. If a director’s service was terminated for Cause, as defined in the 2020 Directors’ Plan, they would forfeit the award.

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Director Compensation Table

The following table sets forth the total compensation paid to the Non-Employee Directors for their service on the Board and its committees during the 2021 fiscal year. At present, the Non-Employee Directors are not eligible to participate in our pension programs and no deferred compensation or non-equity incentive plans are available to the Non-Employee Directors.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Total
Robert S. Weiss (Chairman)	$113,917	$296,827	$410,744
William A. Kozy (Lead Director)	$82,833	$283,335	$366,168
Colleen E. Jay	$69,000	$269,843	$338,843
Jody S. Lindell	$77,500	$269,843	$347,343
Teresa S. Madden	$54,500	$359,700	$414,200
Gary S. Petersmeyer	$64,000	$269,843	$333,843
Maria Rivas, M.D.	$25,000	$202,306	$227,306
A. Thomas Bender (4)	$67,583	$0	$67,583
Allan E. Rubenstein (4)	$20,667	$0	$20,667

(1)	Fees earned represent all cash compensation paid to the Non-Employee Directors for their service during the most recent fiscal year.

(2)	Represents the aggregate grant date fair value of restricted stock units granted under the 2020 Directors’ Plan to all of the Non-Employee Directors as follows:
•	Ms. Madden received a prorated grant on December 1, 2020 providing the right to receive 269 shares on April 1, 2021.
•	The directors serving on April 1, 2021 received a grant providing the right to receive shares on April 1, 2022 as follows:
○	Mr. Weiss, as Chairman of the Board, received an award providing the right to receive 770 shares,
○	Mr. Kozy, as Lead Director, received an award providing the right to receive 735 shares,
○	Ms. Jay, Ms. Lindell, Ms. Madden, and Mr. Petersmeyer received awards providing the right to receive 700 shares,
•	Ms. Rivas received a prorated grant on July 1, 2021 providing the right to receive 502 shares on April 1, 2022, and
•	Mr. Bender and Dr. Rubenstein did not receive grants during fiscal 2021.

The amounts shown reflect compensation costs recognized in our financial statements in accordance with ASC 718. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our Annual Report onForm 10-K for the year ended October 31, 2021.

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(3)	On October 31, 2021, each Non-Employee Director also had the following stock options outstanding from awards in prior years:

Name	Outstanding Stock Options
Robert S. Weiss	190,241
William A. Kozy	1,766
Colleen E. Jay	1,766
Jody S. Lindell	9,091
Teresa S. Madden	-
Gary S. Petersmeyer	3,064
Maria Rivas, M.D.	-
A. Thomas Bender	10,000
Allan E. Rubenstein	-

Mr. Weiss’ outstanding options include options granted under the 2007 Long Term Incentive Plan for employees while Mr. Weiss served as CEO.

(4)	Mr. Bender and Dr. Rubenstein served on our Board until their retirements in March 2021. Payments represent meeting fees and a pro rata stipend for service as a director.

Stock Ownership Requirements

The Board has adopted stock ownership requirements for Non-Employee Directors. The Board adopted this requirement to strengthen the relationship between director and stockholder interests. Under the current requirements Non-Employee Directors must hold shares of our common stock valued at five (5) times their annual retainer.

Shares held must be free of restrictions to meet ownership requirements, and until the required ownership values are met the Non-Employee Directors must retain 100% of the shares of common stock received on vesting of stock awards or on exercise of stock options. All of the Non-Employee Directors complied with the applicable ownership requirements during fiscal 2021.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Our Bylaws require that we have a minimum of six and maximum of eleven directors serving on the Board. The Board sets the size of the board annually prior to the Annual Meeting and has fixed the number of directors to be elected at the 2022 Annual Meeting at eight.

Our Board of Directors has eight members as of the date of this Proxy Statement. All directors are elected annually by a majority of votes cast.

The names of the nominees presented for election as directors are listed below, along with information regarding when they joined the Board, their present principal occupation, recent business experience, and their service on other companies’ boards of directors. Each nominee listed below currently serves on the Board and there are no family relationships between any of the nominees, or between the nominees and any of our officers.

Each nominee, if elected, will serve as a director until the next Annual Meeting or until their successor is duly elected and qualified. All of the nominees listed below have given their consent to be named as nominees for election and have indicated their intention to serve if they are elected. The Board does not anticipate that any of the nominees will be unable to serve as a director, but in the event that a nominee is unable to serve, the Board may either propose an alternate nominee or elect to reduce the size of the Board. If an alternative nominee is proposed, proxies will be voted for the alternative nominee.

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The Nominees

COLLEEN E. JAY	JOINED THE BOARD: 2016
AGE: 59 INDEPENDENT DIRECTOR COMMITTEES: ORGANIZATION & COMPENSATION COMMITTEE (CHAIR) CORPORATE GOVERNANCE & NOMINATING COMMITTEE

Business Experience: Ms. Jay served as a Global Division President for Procter and Gamble until her retirement in October 2017. Her most recent operational assignment was President, Global Beauty Specialty Business at Procter & Gamble from 2015 where she was responsible for the Wella Professional Salon, Cosmetics, Retail Hair Color, and Fragrance businesses, and the successful divestiture of them.

Prior to that, Ms. Jay led the multi-billion dollar Global Retail Hair Care and Color division of Procter & Gamble from 2012 to 2015 and the Global Female Beauty division from 2010 to 2012. She also served as Vice President & General Manager, Greater China Feminine Care, Personal Cleansing, Oral Care & Entire China Marketing Function, based in Guangzhou, China, from 2006 to 2009, where she was responsible for businesses with a combined value of over $1 Billion.

She worked in various positions with Procter & Gamble since July 1985 and has led operational units in the United States, Canada, China, and Switzerland (including leading global businesses) during the course of her career. Ms. Jay has also volunteered at Catalyst, Inc., a non-profit organization dedicated to improving workplace inclusion for women.

Other Directorships and Memberships: Ms. Jay serves on the board of Treasury Wine Estates (ASX:TWE), a publicly traded company making and selling wine for the global market.

Qualifications to Serve: Ms. Jay has almost 35 years of experience within the consumer goods industry, including over 15 years of experience as a senior executive. She has first-hand experience with leading large, complex international business operations, including direct responsibility for operations in China and Europe, giving her a strong background in international business, including strategy, sales and marketing, regulatory challenges, and cultural differences in various markets. She brings strong operational, consumer branding and global perspective to the Board that assists with understanding and analyzing our markets and global expansion. The Corporate Governance & Nominating Committee considers these factors important to their decision to recommend Ms. Jay for re-election to the Board.

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WILLIAM A. KOZY	JOINED THE BOARD: 2016
AGE: 70 INDEPENDENT LEAD DIRECTOR & VICE CHAIRMAN COMMITTEES: CORPORATE GOVERNANCE & NOMINATING COMMITTEE (CHAIR) ORGANIZATION & COMPENSATION COMMITTEE

Business Experience: Mr. Kozy served as the Chief Operating Officer of Becton Dickinson (NYSE: BDX) from 2012 until his retirement in 2016, and as its Executive Vice President from 2006 until 2016. He also served as a member of the corporate Leadership Team for Becton Dickinson and in various executive roles since 1988, including Senior Vice President of Company Operations from 1998 until 2002, President of BD Diagnostics from 2002 through 2006, President of the BD Biosciences segment from 2006 to 2009 and head of BD Medical from 2009 through 2011.

Other Directorships and Memberships: Mr. Kozy the chairman of the board of directors of LivaNova PLC (NASDAQ:LIVN), a publicly traded medical device company focused on neurological and cardiovascular medicine. He also serves on the nominating and corporate governance committee. He also serves as a senior advisor to McKinsey & Company, a global management firm, with a focus on mergers and acquisitions.

Qualification to Serve: Mr. Kozy has over 40 years of experience in the medical technology industry. Prior to serving as Chief Operating Officer for Becton Dickinson, key business worldwide leadership assignments included responsibilities for the Biosciences, Diagnostic, and Medical segments of the company. He is the only leader in Becton Dickinson history to have led all three segments of the company in his career. He also brings corporate experience leadership from Becton Dickinson in other areas: innovation systems, company manufacturing, and Becton Dickinson’s first ERP implementation. Overall, Mr. Kozy brings depth of general management experience in business strategy, operations, and financial performance to this role. Additionally, he has significant experience in merger and acquisition activity, with integration as an area of executive focus. The Corporate Governance & Nominating Committee considers these factors important to their decision to recommend Mr. Kozy for re-election to the Board.

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JODY S. LINDELL	JOINED THE BOARD: 2006
AGE: 70 INDEPENDENT DIRECTOR AUDIT COMMITTEE FINANCIAL EXPERT COMMITTEES: AUDIT COMMITTEE CORPORATE GOVERNANCE & NOMINATING COMMITTEE

Business Experience: Ms. Lindell is President and Chief Executive Officer of S.G. Management, Inc., an asset management company she has headed since 2000. Until May 2000, Ms. Lindell was a partner with KPMG LLP where she served as Partner-In-Charge of the Industrial Markets and Healthcare and Life Sciences practices for the Western Area. Ms. Lindell is also a Certified Public Accountant (inactive).

Other Directorships and Memberships: Ms. Lindell served as a director, and on the audit and director’s loan committees, for First Republic Bank, a publicly traded financial institution, until September 2007. First Republic Bank was acquired in 2007, underwent a management led buyout in mid-2010 and again became publicly traded (NYSE: FRC) in December 2010. Ms. Lindell continued to serve as a director for First Republic Bank through May 2017. She also served on the board of directors of PDL BioPharma (NasdaqGS: PDLI) from March 2009 through October 2018.

Qualifications to Serve: Ms. Lindell’s experience as a partner with KPMG and her accounting background bring valuable knowledge of finance and accounting regulations to our Board and Audit Committee. She is qualified as an Audit Committee Financial Expert under the SEC rules and has experience with the review and analysis of financial statements and operational risk, both through her accounting background and her experience with public company audit committees. Ms. Lindell has also gained a good working knowledge and understanding of our business and operations during her term of service on the Board, which provides efficiency and continuity. The Corporate Governance & Nominating Committee considers these factors important to their decision to recommend Ms. Lindell for re-election to the Board.

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TERESA S. MADDEN	JOINED THE BOARD: 2020
AGE: 65 INDEPENDENT DIRECTOR AUDIT COMMITTEE FINANCIAL EXPERT COMMITTEES: AUDIT COMMITTEE (CHAIR) ORGANIZATION & COMPENSATION COMMITTEE

Business Experience: Ms. Madden served as Executive Vice President and Chief Financial Officer of Xcel Energy, Inc. (NASDAQ:XEL), an electric and natural gas utility, from 2011 until her retirement in 2016. She joined Xcel in 2003 as Vice President, Finance, Customer & Field Operations and was named Vice President and Controller in 2004. Previously, she served as Controller for Rogue Wave Software, Inc. from 2000 to 2003 and as Controller for New Century Energies and Public Service Company of Colorado, predecessor companies of Xcel Energy. Ms. Madden holds a Bachelor of Science in Accounting from Colorado State University and a Master of Business Administration from Regis University.

Other Directorships and Memberships: Ms. Madden serves on the board of Enbridge, Inc. (NYSE: ENB) and serves on the governance committee and as chair of the audit, finance and risk committee. She previously served as a director for Peabody Energy Corporation (NYSE:BTU) from 2017 to 2020 where she served on the health, safety, security & environmental committee and as chair of the audit committee.

Qualifications to Serve: Ms. Madden’s extensive experience in financial leadership roles and service with the audit committees of public company boards brings valuable accounting knowledge to the Board. She is also qualified as an Audit Committee Financial Expert under the SEC rules and has experience with the review and analysis of financial statements and operational risk, both through her accounting background and her experience with public company audit committees. The Corporate Governance & Nominating Committee considers these factors important to their decision to recommend Ms. Madden for election to the Board.

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GARY S. PETERSMEYER	JOINED THE BOARD: 2013
AGE: 74 INDEPENDENT DIRECTOR COMMITTEES: AUDIT COMMITTEE ORGANIZATION & COMPENSATION COMMITTEE

Business Experience: Mr. Petersmeyer currently serves as a consultant to companies in the pharmaceutical and medical device industries. Most recently he co-founded Aesthetic Sciences Corporation in 2004 and served as the Chief Executive Officer and Chairman until December 2010. Prior to that he served as President and Chief Operating Officer of Pherin Pharmaceuticals, Inc. from 2000 to 2001 and as President and Chief Operating Officer of Collagen Corporation, Inc. from 1995 to 1997 and as Chief Executive Officer from 1997 to 1999. From 1976 to 2000 he served in various management positions for pharmaceutical and medical device companies.

Other Directorships and Memberships: Mr. Petersmeyer served as a director and member of the compensation and audit committees of Omnicell, Inc. (NASDAQ: OMCL) from January 2007 through February 2019. He also served as director and chairman of the board of Cardica, Inc. (NASDAQ: CRDC) through November 2015. He has previously served on the boards of Visx Incorporated and Roxro Pharmaceuticals prior to their acquisitions. He also served as chairman of the board for Positive Coaching Alliance, a non-profit organization dedicated to improving youth sports.

Qualifications to Serve: Mr. Petersmeyer has served as the CEO or President of four companies in the medical device and pharmaceuticals industry and has over 35 years of industry experience in leadership positions. He has extensive knowledge and experience in global markets, including the United States, Asia, and Europe. His expertise includes financial, research and regulatory strategy, and business development with an emphasis on growth, new product lines, and leadership development. He has extensive experience as a director and has experience with service on compensation and audit committees. The Corporate Governance & Nominating Committee considers these factors important to their decision to recommend Mr. Petersmeyer for re-election to the Board.

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MARIA RIVAS, M.D.	JOINED THE BOARD: 2021
AGE: 58 INDEPENDENT DIRECTOR COMMITTEES: AUDIT COMMITTEE CORPORATE GOVERNANCE & NOMINATING COMMITTEE

Business Experience: Dr. Rivas currently serves as Chief Medical Officer and Senior Vice President for the healthcare business of Merck KGaA, Darmstadt, Germany (which operates as EMD Serono in the US and Canada) where she leads the Global Pharmacovigilance, Medical Affairs and Evidence and Value Development (HEOR) teams in over 90 countries. Dr. Rivas has extensive experience in driving growth and commercialization strategies, global operations, digital transformation, and crisis and risk management in highly regulated industries.

Prior to that, Dr. Rivas served as Senior Vice President of Global Medical Affairs at Merck & Co (MSD), as Vice President of Global Medical Affairs at Abbvie, as Vice President of Oncology, General Medicine and Diagnostic Imaging Medical Affairs at Bayer Healthcare, and in various roles at Eli Lilly including Head of US Women’s Health Medical Affairs. Before joining Eli Lilly, Dr. Rivas was in private practice as an endocrinologist in Puerto Rico.

Dr. Rivas obtained a BA in Biochemistry from Brandeis University, Waltham, MA and an MD from Columbia University’s Vagelos College of Physicians and Surgeons, New York, NY. She completed a residency in Internal Medicine and a fellowship in Endocrinology at NY-Presbyterian Hospital, New York, NY. Dr. Rivas is board certified in Endocrinology, Diabetes and Metabolism.

Other Directorships and Memberships: Dr. Rivas served as a director for Medidata (NASDAQ: MDSO), a public, mid-cap health technology company, until its successful merger with Dassault Systèmes. She served as a member of the audit and compensation committees for Medidata.

Qualifications to Serve: Dr. Rivas brings extensive knowledge of the medical profession as well as significant experience in the medical device and healthcare industry, particularly in the area of women’s healthcare. Her background provides the Board with crucial insight into the practical application of our women’s healthcare products and the needs of medical practitioners. The Corporate Governance & Nominating Committee considers these factors important to their decision to recommend Dr. Rivas for re-election to the Board.

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ROBERT S. WEISS	JOINED THE BOARD: 1996
AGE: 75 INDEPENDENT DIRECTOR CHAIRMAN OF THE BOARD

Business Experience: Mr. Weiss served as our President from March 2008 and as our Chief Executive Officer from November 2007 until his retirement in May 2018. He also served as President of CooperVision, our contact lens subsidiary, from March 2007 to February 2008. He previously served as our Chief Operating Officer from January 2005 to October 2007 and as Executive Vice President from October 1995 to October 2007. He served as our Chief Financial Officer from September 1989 to January 2005. He served as our Treasurer from 1989 to March 2002. Since joining us in 1977, he has held a number of finance positions both with us and Cooper Laboratories, Inc. (our former parent).

Other Directorships and Memberships: Mr. Weiss served as a director of Accuray Incorporated (Nasdaq: ARAY), a company that develops, manufactures, and sells precise, innovative tumor treatment solutions that set the standard of care with the aim of helping patients live longer, better lives, until November 2019. He served on its nominating and governance committee and on its audit committee. He also served as a member of the Board of Trustees of the University of Scranton in Pennsylvania until May 2021, including service on its finance, advancement, and audit committees.

Qualifications to Serve: As our former Chief Executive Officer and with over 40 years of experience with the Company, Mr. Weiss provides the benefit of personal perspective on our business, awareness of our peers and our industry, and an understanding of the strategic goals for our Company that is important to the Board in making decisions regarding the direction of our business. He provides leadership, extensive knowledge of our Company, and business, operating, and policy experience to our Board. The Corporate Governance & Nominating Committee considers these factors important to their decision to recommend Mr. Weiss for re-election to the Board.

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ALBERT G. WHITE III	JOINED THE BOARD: 2018
AGE: 52 NON-INDEPENDENT DIRECTOR PRESIDENT & CHIEF EXECUTIVE OFFICER

Business Experience: Mr. White has served as President & Chief Executive Officer and as a member of our Board of Directors since May 2018. Previously, he served as Chief Financial Officer from November 2016 until his appointment as CEO and he also served as Executive Vice President and Chief Strategy Officer, positions he held from December 2015 and July 2011, respectively. From August 2015 to May 2018, Mr. White also directed CooperSurgical, our women’s healthcare business, and served as Chief Executive Officer of Cooper Medical, Inc., the parent company to CooperSurgical, Inc. Previously, he served as Vice President, Investor Relations from November 2007 through March 2013 and as Vice President and Treasurer from April 2006 through December 2012. Prior to joining the Company, Mr. White was a Director with KeyBanc Capital Markets for three years and held a number of leadership positions within KeyBank National Association over the prior eight years.

Other Directorships and Memberships: Mr. White does not hold any external directorships.

Qualifications to Serve: As our current Chief Executive Officer, Mr. White provides the Board with a direct connection to senior management and the benefit of management’s perspective on our business and immediate strategic goals. He provides leadership, extensive knowledge of our Company, and insight on the day to day operation of the business. The Corporate Governance & Nominating Committee considers these factors important to their decision to recommend Mr. White for re-election to the Board.

The Board of Directors unanimously recommends that you vote FOR each of the nominees for director presented above.

Nominees for director will be elected by a majority of the votes cast in person or by proxy at the Annual Meeting. The number of votes cast FOR a nominee must exceed the number of votes cast AGAINST. Abstentions and broker non-votes will not be counted as votes cast either for or against the nominee and therefore will not affect the outcome of the director elections.

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PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of our independent auditors for the purpose of preparing or issuing an audit report or related work or performing other audit, review, or attest services for the Company. The independent auditors report directly to the Committee.

The Audit Committee has appointed the firm of KPMG LLP (“KPMG”) to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending October 31, 2022. This appointment will continue at the pleasure of the Audit Committee and is presented to the stockholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our stockholders, the Audit Committee will consider that fact when it selects our independent auditor for the following fiscal year.

The Company was incorporated in 1980 and KPMG was engaged to serve as our independent registered public accounting firm in 1982.

The Audit Committee will, at least annually, review the independence and quality control procedures of KPMG and the experience and qualifications of KPMG senior personnel that are providing audit services to the Company. In conducting its review, the Audit Committee considers:

•	Written reports prepared by KPMG as are required by the PCAOB, SEC or other accounting authorities.

•	KPMG’s independence from the Company consistent with PCAOB Rules, and the impact that any relationships or services may have on the objectivity and independence.

•	KPMG’s compliance with the partner rotation requirements established by the SEC.

All engagements of KPMG for any audit or non-audit services are subject to pre-approval by the Audit Committee explicitly, or through policies and procedures developed by the Committee for this purpose. The Committee has also set clear hiring policies regarding the Company’s hiring of present or former employees of KPMG.

The Audit Committee believes that KPMG’s tenure as the Company’s independent registered public accounting firm provides distinct benefits, and in addition to the independence review, the performance evaluation considerations included:

•

The audit quality and effectiveness given the many years of experience with the Company, as KPMG has obtained significant knowledge and expertise in the Company’s global business operations, accounting policies and practices, and internal control over financial reporting,

•	KPMG’s knowledge of the Company and its control environment provides a framework for effective audit design and planning, which enables cost efficient fees,

•	The retention of KPMG avoids disruption and additional education, and the substantial knowledge and familiarity required of a new auditor,

•	Audit Committee oversight includes frequent private meetings with KPMG, without management, as well as input on the selection of the lead global partner, and

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•	KPMG is an independent registered public accounting firm, subject to PCAOB inspections, peer reviews, and other PCAOB and SEC oversight.

Based on this evaluation, the Audit Committee believes that KPMG is independent, and its selection is in the best interests of the Company.

A representative of KPMG is expected to attend the Annual Meeting with an opportunity to make a statement and/or respond to appropriate questions from stockholders present at the Annual Meeting.

The Board of Directors unanimously recommends that you vote FOR the ratification of KPMG LLP as our independent registered public accounting firm.

The proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the 2022 fiscal year requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.

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PROPOSAL 3 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are requesting stockholder approval, on an advisory basis, of the compensation of our NEOs as presented in the Compensation Discussion and Analysis beginning on page 19 and the compensation tables and associated narrative disclosure included in the discussion of executive compensation beginning on page 37.

In addition to annual review of our overall programs by our Organization & Compensation Committee, we have presented this advisory vote to our stockholders on an annual basis since 2011. As an advisory vote, this proposal is not binding upon us as a Company. However, the OCC, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders as expressed through your vote on this proposal. The OCC will consider the outcome of this vote in making future compensation decisions for our NEOs.

Our executive compensation program has been designed to retain and incentivize a talented, motivated, and focused executive team by providing compensation that is competitive within our market. We believe that our executive compensation program provides an appropriate balance between salary and “at-risk” forms of incentive compensation, as well as a mix of incentives that encourage executive focus on both short-term and long-term goals as a company without encouraging inappropriate risks to achieve performance.

Compensation for our NEOs in fiscal 2021 was set with consideration to the ongoing impacts of the COVID-19 pandemic, as discussed in more detail in the Compensation Discussion and Analysis beginning on page 19.

Highlights of our Named Executive Officer compensation for fiscal 2021 include:

•	Short-term and long-term incentives make a significant portion of executive compensation dependent on our performance as a company,

•	Agreements with our NEOs include a “double-trigger” for any compensation on termination of employment resulting from a change in control, and

•	We maintain Stock Ownership Guidelines for our executives.

Additionally, in response to the results of this vote at our 2020 Annual Meeting of Stockholders, the OCC adjusted NEO compensation for fiscal 2021 to incorporate performance share awards, placing a higher portion of long-term incentives dependent on specific metrics beyond increases in stock price.

Accordingly, we will present the following resolution for vote at the 2022 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of The Cooper Companies, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s NEOs as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure as set forth in our Proxy Statement.”

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of our executive compensation program as presented in this Proxy Statement.

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The proposal to approve our Named Executive Officer’s compensation, on an advisory basis, requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.

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OTHER MATTERS

The Board knows of no other matters to be presented at the Annual Meeting, but if any such matters properly come before the Annual Meeting, it is intended that the persons holding the accompanying proxy will vote in accordance with their best judgment.

RECOMMENDATIONS

The Board unanimously recommends that the stockholders vote:

•	FOR the election of each of the nominees for director named in this Proxy Statement,

•	FOR the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2022, and

•	FOR the approval, on an advisory basis, of the compensation of our NEOs as presented in this Proxy Statement.

When a properly executed proxy in the form enclosed with this Proxy Statement is returned, the shares will be voted as indicated or, if no directions are indicated, the shares will be voted in accordance with the recommendations of the Board.

VOTING INFORMATION

Your vote is important to us. Regardless of whether you plan to attend the meeting, we encourage you to read this Proxy Statement and the accompanying materials and to vote your shares as soon as possible to ensure that your vote is recorded. We look forward to your participation.

Who is entitled to vote at the Annual Meeting?

Our Record Date for the Annual Meeting is January 20, 2022. All stockholders who owned our stock at the close of business on the Record Date are entitled to receive proxy materials and to vote at the Annual Meeting and any continuations, adjournments, or postponements thereof.

As of the Record Date, there were 49,295,906 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

Each outstanding share of our common stock is entitled to one vote at the Annual Meeting. You have one vote per share that you owned at the close of business on the Record Date.

How do I vote my shares?

You can vote your shares in person at the Annual Meeting or vote by proxy. The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder you may vote your shares by following the instructions on the Notice, or by completing, dating, and signing the proxy card included with this Proxy Statement and promptly returning it in the

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pre-addressed, postage paid envelope provided to you. If phone or internet voting is available to you, instructions are included in the Notice or on your proxy card.

If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank, or other nominee, you will receive the proxy materials from your broker, bank, or other nominee with instructions on how to vote your shares. Your broker, bank, or other nominee may allow you to deliver your voting instructions by phone or through the internet. If you wish to vote your shares in person you may do so by attending the Annual Meeting and requesting a ballot.

What happens if I vote my shares by proxy?

When you return a completed proxy card, or vote your shares by telephone or internet, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct.

If you sign and return a proxy card, but do not provide instructions on how to vote your shares, the designated officers will vote on your behalf as recommended by the Board:

•	Shares will be voted FOR each of the individuals nominated to serve as directors,

•	Shares will be voted FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2022, and

•	Shares will be voted FOR the compensation of our NEOs as described in this Proxy Statement.

Can I change or revoke my vote after I return my proxy card or voting instructions?

If you choose to vote your shares by proxy, you may revoke or change your vote at any time prior to the casting of votes at the Annual Meeting. To revoke or change your vote, you may take any of the following actions:

1.	Execute and submit a new proxy card bearing a later date than your original proxy card,

2.	Submit new voting instructions through telephonic or internet voting, if available to you,

3.	Notify Mark J. Drury, Secretary of the Company, in writing that you wish to revoke your proxy, or

4.	Vote your shares in person at the Annual Meeting.

Attending the Annual Meeting in person will not automatically revoke your proxy.

How many votes must be present to hold the Annual Meeting?

In order to conduct business and have a valid vote at the Annual Meeting a quorum must be present in person or represented by proxies. A quorum is defined as a majority of the shares outstanding on the Record Date and entitled to vote. In accordance with Delaware law and our Bylaws, broker “non-votes” and proxies reflecting abstentions will be considered present and entitled to vote for purposes of determining whether a quorum is present.

What are broker “non-votes”?

Broker “non-votes” occur when a broker is not permitted to vote on behalf of shares it holds for a beneficial owner and the beneficial owner does not provide voting instructions. Shares held in a broker’s name may be voted by the broker, but only in accordance with the rules of the NYSE. Under those rules, the broker must follow the instructions of the beneficial owner. If instructions are not provided, NYSE rules determine whether the broker may vote the shares based on its own judgment or if it is required to withhold its vote. This determination depends on the proposal being voted on. For the proposals to be presented at the Annual Meeting, broker discretionary voting is only permitted for the ratification of our independent registered public accounting firm.

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Will I have appraisal or similar dissenters’ rights in connection with the proposals being voted on at the Annual Meeting?

No. You will not be entitled to appraisal or similar dissenters’ rights in connection with the proposals to be voted on at the Annual Meeting.

Other Q&A

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

The SEC permits us to provide our proxy materials electronically if you have not previously requested to receive only printed materials on an ongoing basis. Accordingly, on or about February 4, 2022, we mailed a Notice of Internet Availability of Proxy Materials (“the Notice”). The Notice includes instructions on how to access the proxy materials over the internet or to request a printed copy.

The Notice was sent to our stockholders of record on January 20, 2022. All stockholders receiving the Notice have the ability to access the proxy materials electronically through the website referred to in the Notice, and they also have the option to request a printed set of the proxy materials. We encourage stockholders to take advantage of the availability of proxy materials on the internet.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote.

Who pays for the proxy solicitation and how will the Company solicit votes?

We pay all costs associated with the solicitation of proxies, including any costs incurred by brokers and other fiduciaries to forward proxy solicitation materials to beneficial owners.

We may solicit proxies in person or by mail, telephone, facsimile, or e-mail. Proxies may be solicited on our behalf by any of our directors, officers, or employees. Additionally, we have retained the firm of D.F. King & Co., Inc. to assist with the solicitation of proxies and will pay a fee of $17,500 for this service, plus reasonable costs and expenses.

How can I communicate with the Board of Directors?

Any interested party can contact our Board to provide comments, to report concerns, or to ask a question, at the following address:

Mark J. Drury

Vice President, Secretary & General Counsel

The Cooper Companies, Inc.

6101 Bollinger Canyon Road, Suite 500

San Ramon, CA 94583

Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. You may also communicate online with our Board of Directors as a group through our website. Please refer to our website at http://investor.coopercos.com/ for any changes in this process.

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STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

SEC rules and our Bylaws permit stockholders to nominate directors for election and to propose other business to be considered by stockholders at the Annual Meeting under various mechanisms.

To be considered at the Annual Meeting, director nominations or other proposals must be submitted in writing to:

Mark J. Drury, Secretary

The Cooper Companies, Inc.

6101 Bollinger Canyon Road, Suite 500

San Ramon, CA 94583

Proposals to be Presented Under Rule 14a-8:

No later than October 8, 2022.

Director Nominations under Bylaw Article II, Section 16 (“Proxy Access”):

No earlier than September 8, 2022 and no later than October 8, 2022.

Proposals and Director Nominations Submitted Under Other Bylaw Provisions:

No earlier than November 17, 2022 and no later than December 17, 2022.

In the event that we set the date for the 2023 Annual Meeting more than 30 days before or more than 70 days after March 16, 2023, submissions may be made no earlier than the close of business on the 120th day prior to the announced meeting date and no later than the close of business on the later of the 90th day prior to the announced meeting date or the 10th day following our first public disclosure of the date of the meeting.

If we increase the number of directors to be elected at the 2023 Annual Meeting with less than 100 days’ notice prior to March 16, 2023, stating the size of the increase and naming all the nominees for director, then stockholder nominations for directors will be considered if the proposal is delivered to our Secretary at our principal offices no later than 10 days after we make a public announcement of the increased board size. This only applies to nominations for positions created by the increase and does not apply to nominations for current positions.

Director nominations submitted under Bylaw provisions must meet the requirements set forth in the applicable Bylaw provisions.

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RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

THE COOPER COMPANIES, INC. AND SUBSIDIARIES Reconciliation of Selected GAAP Results to Non-GAAP Results (In millions, except per share amounts) (Unaudited)

	Three Months Ended October 31,

	2021 GAAP	Adjustment		2021 Non-GAAP	2020 GAAP	Adjustment		2020 Non-GAAP

Cost of sales	$257.2	$(10.3)	A	$246.9	$257.6	$(37.2)	A	$220.4

Operating expense excluding amortization	$337.2	$(14.0)	B	$323.2	$289.7	$(11.4)	B	$278.3

Amortization of intangibles	$36.1	$(36.1)	C	$—	$34.2	$(34.2)	C	$—

Other expense (income), net	$2.0	$(0.6)	D	$1.4	$(0.3)	$—		$(0.3)

Provision for income taxes	$11.3	$7.5	E	$18.8	$12.5	$7.1	E	$19.6

Diluted earnings per share	$2.21	$1.07		$3.28	$1.64	$1.52		$3.16

Weighted average diluted shares used	49.9			49.9	49.6			49.6

A

Fiscal 2021 GAAP cost of sales includes $10.3 million of costs primarily related to integration and other manufacturing related costs, resulting in fiscal 2021 GAAP gross margin of 66% as compared to fiscal 2021 non-GAAP gross margin of 67%. Fiscal 2020 GAAP cost of sales includes $37.2 million of costs primarily related to COVID-19 and other manufacturing related costs, resulting in fiscal 2020 GAAP gross margin of 62% as compared to fiscal 2020 non-GAAP gross margin of 68%.

B

Fiscal 2021 GAAP operating expense includes $14.0 million of costs, primarily comprised of $9.3 million of costs related to the increase in fair value of contingent considerations and costs related to acquisition and integration activity. Fiscal 2020 GAAP operating expense includes $11.4 million primarily related to integration activities and European Medical Devices Regulation (MDR) implementation costs.

C

Amortization expense was $36.1 million and $34.2 million for the fiscal 2021 and 2020 periods, respectively. Items A, B, and C resulted in fiscal 2021 GAAP operating margin of 17% as compared to fiscal 2021 non-GAAP operating margin of 25%, and fiscal 2020 GAAP operating margin of 15% as compared to fiscal 2020 non-GAAP operating margin of 27%.

D	Fiscal 2021 other expense (income), net includes $0.6 million of losses on minority investments.

E

Fiscal 2021 includes changes in provision for income taxes that arise primarily from the above adjustments and intra-group asset transfers. Fiscal 2020 included changes that arise primarily from the above adjustments.

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By Order of the Board of Directors

Robert S. Weiss

Chairman of the Board of Directors

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Meeting Date March 16, 2022

ANNUAL MEETING OF STOCKHOLDERS OF

THE COOPER COMPANIES, INC.

March 16, 2022

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Annual Report on Form 10-K and Proxy Card are available at investor.coopercos.com/financial-information

i Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or telephone. i

⬛ 00033333333303000000 2	031622

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEMS 1 THRU 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

In their discretion, the proxies are authorized to vote for the election of such substitute nominee(s) for directors as such proxies may select in the event that any nominee(s) named herein become unable to serve, and on such other matters as may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

	1. ELECTION OF EIGHT DIRECTORS. Colleen E. Jay William A. Kozy AJody S. Lindell Teresa S. Madden Gary S. Petersmeyer Maria Rivas, M.D. Robert S. Weiss Albert G. White III	FOR ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	AGAINST ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	ABSTAIN ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
	2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for The Cooper Companies, Inc. for the fiscal year ending October 31, 2022;	☐	☐	☐

	3. An advisory vote on the compensation of our named executive officers as presented in the Proxy Statement; and	☐	☐	☐

4. Transact any other business that may properly come up before the meeting or any continuations, adjournments or postponements thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

⬛